EXHIBIT 10.1

CREDIT AGREEMENT

dated as of

December 12, 2014

among

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.
as Borrower

and

The Lenders Party Hereto

and

KEYBANK, NATIONAL ASSOCIATION,
as Administrative Agent

and
JPMORGAN CHASE BANK, N.A.,
as Syndication Agent

CAPITAL ONE, NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A., FIFTH THIRD BANK and SUNTRUST BANK
As Co-Documentation Agents

KEYBANC CAPITAL MARKETS AND J.P. MORGAN SECURITIES LLC,
AS JOINT BOOKRUNNERS AND JOINT LEAD ARRANGERS

CREDIT AGREEMENT (“Agreement”) dated as of

December 12, 2014,

among

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P.
as Borrower,

the LENDERS party hereto,

KEYBANK, NATIONAL ASSOCIATION, as Administrative Agent,
and
KEYBANC CAPITAL MARKETS and J.P. MORGAN SECURITIES LLC,

as Joint Bookrunners and Joint Lead Arrangers
and
JPMORGAN CHASE BANK, N.A.,
As Syndication Agent

ARTICLE I
Definitions
SECTION 1.01    Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Adjusted EBITDA” means, for a given testing period, EBITDA less the Capital Expenditure Reserve.
“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means KeyBank, National Association, in its capacity as administrative agent for the Lenders hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender's Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.
“Applicable Rate” means, from time to time, (a) prior to the occurrence of the Security Interest Termination Event and subject to clauses (b) and (c) below, the percentage rate set forth in the immediately following table corresponding to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 5.01(c). Any adjustment to the Applicable Rate shall be effective as of the first day of the calendar quarter immediately following the quarter during which the Borrower delivers to the Agent the applicable Compliance Certificate pursuant to Section 5.01(c) (with the Compliance Certificate for the most recently ended reporting period delivered during a subject quarter taking precedence over a Compliance Certificate for a prior reporting period delivered during the same quarter). If the Borrower fails to deliver a Compliance Certificate pursuant to Section 5.01(c), the Applicable Rate shall equal the percentages corresponding to Level 5 until the first day of the calendar quarter immediately following the quarter that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Rate for Loans as provided above, the Applicable Rate shall be determined based on Level 1:

Level	Consolidated Leverage Ratio	Applicable Rate spread for Revolving Loans which are Eurodollar Loans	Applicable Rate spread for Revolving Loans which are Alternate Base Rate Loans
1	Less than or equal to 45%	1.65%	.65%
2	Greater than 45% but less than or equal to 50%	1.80%	.80%
3	Greater than 50% but less than or equal to 55%	2.00%	1.00%
4	Greater than 55% but less than or equal to 60%	2.25%	1.25%
5	Greater than 60%	2.50%	1.50%

The Applicable Rate shall be adjusted quarterly upon delivery of the Compliance Certificate pursuant to Section 5.01(c). Notwithstanding anything to the contrary contained in this definition, the determination of the Applicable Rate for any period shall be subject to the provisions of Section 2.17(f).

(b)    Following the occurrence of the Security Interest Termination Event and subject to clause (c) below, the percentage rate set forth in the immediately following table corresponding to the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered by the Borrower pursuant to Section 5.01(c). Any adjustment to the Applicable Rate shall be effective as of the first day of the calendar quarter immediately following the quarter during which the Borrower delivers to the Agent the applicable Compliance Certificate pursuant to Section 5.01(c) (with the Compliance Certificate for the most recently ended reporting period delivered during a subject quarter taking precedence over a Compliance Certificate for a prior reporting period delivered during the same quarter). If the Borrower fails to deliver a Compliance Certificate pursuant to Section 5.01(c), the Applicable Rate shall equal the percentages corresponding to Level 5 until the first day of the calendar quarter immediately following the quarter that the required Compliance Certificate is delivered. Notwithstanding the foregoing, for the period from the Effective Date through but excluding the date on which the Agent first determines the Applicable Rate for Loans as provided above, the Applicable Rate shall be determined based on Level 1:

Level	Consolidated Leverage Ratio	Applicable Rate spread for Revolving Loans which are Eurodollar Loans	Applicable Rate spread for Revolving Loans which are Alternate Base Rate Loans
1	Less than or equal to 45%	1.50%	.50%
2	Greater than 45% but less than or equal to 50%	1.60%	.60%
3	Greater than 50% but less than or equal to 55%	1.85%	.85%
4	Greater than 55% but less than or equal to 60%	2.10%	1.10%
5	Greater than 60%	2.35%	1.35%

(c)    If Borrower obtains an Investment Grade Rating from at least one of S&P or Moody’s, and provided that no Event of Default is then occurring, at Borrower’s irrevocable election, the Applicable Rate shall thereafter at all times be determined based on the applicable rate per annum set forth in the below table corresponding to the level (each a “Pricing Level”) into which such Debt Rating then falls, notwithstanding any failure of Borrower to maintain an Investment Grade Rating or any failure of Borrower to maintain a Debt Rating.

Investment Grade Rating	Applicable Rate spread for Revolving Loans which are Eurodollar Loans	Applicable Rate spread for Revolving Loans which are Alternate Base Rate Loans	Facility Fee
Pricing Level 1 At least A- or A3	0.875%	.0%	.125%
Pricing Level 2 At least BBB+ or Baa1	0.950%	.10%	.150%
Pricing Level 3 At least BBB or Baa2	1.050%	.25%	.200%
Pricing Level 4 At least BBB- or Baa3	1.250%	.50%	.250%
Pricing Level 5 Below BBB-, Baa3 or unrated	1.500%	.85%	.350%

Each change in the Applicable Rate resulting from a change in the Debt Rating of Borrower shall be effective for the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the above, during any period for which the Borrower has received three Debt Ratings which are not equivalent, the Applicable Rate will be determined by (a) the highest Debt Rating if they differ by only one level and (b) the average of the two highest Debt Ratings if they differ by two or more levels (unless the average is not a recognized level, in which case the Applicable Rate will be based on the level corresponding to the second highest Debt Rating). During any period for which the Borrower has received only two Debt Ratings and such Debt Ratings are not equivalent, the Applicable Rate will be determined by (1) the highest Debt Rating if they differ by only one level and (ii) the median of the two Debt Ratings if they differ by two or more levels (unless the median is not a recognized level, in which case the Applicable Rate will be based on the Debt Rating one level below the level corresponding to the higher Debt Rating). During any period for which the Borrower has received a Debt Rating from only one Rating Agency, the Applicable Rate shall be determined based on such Debt Rating so long as such Debt Rating is from either S&P or Moody's. During any period for which the Borrower does not have a Debt Rating from any Rating Agency, or during any other period not otherwise covered by this definition, the Applicable Rate shall be determined based on Level 5.
“Approved Fund” has the meaning set forth in Section 9.04(b).
“Assets Under Development” means all Real Property, or phases thereof, that is under construction or development as an income-producing project in a diligent manner and in accordance with industry standard construction schedules, but for which a certificate of occupancy has not been issued.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the Maturity Date.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership.
“Borrower Materials” has the meaning set forth in Section 9.01.
“Borrowing” means (a) Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
“Borrowing Base Availability” means, as adjusted from time to time pursuant to the terms hereof, the following: the lesser of (a) a maximum aggregate Credit Exposure such that the Pool Leverage Ratio would not exceed sixty percent (60%); or (b) a maximum aggregate Credit Exposure which would provide a Pool DSCR of 1.35:1.00.
“Borrowing Base Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit G.
“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Boston, Massachusetts or New York, New York are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
“Capital Expenditure Reserve” means, on an annual basis, an amount equal to $0.25 per square foot for each office property owned by Borrower, a Subsidiary Guarantor, or the Parent (or a Subsidiary thereof) and $0.10 per square foot for each industrial property owned by Borrower, a Subsidiary Guarantor, or the Parent (or a Subsidiary thereof).
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than fifty percent (50%) of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Parent; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Parent by Persons who were neither (i) nominated by the board of directors of the Parent nor (ii) appointed by directors so nominated; (c) the acquisition of direct or indirect Control of the Parent by any Person or group; (d) the replacement, removal or resignation of Griffin Capital Corporation or an Affiliate thereof as asset manager and advisor to the Borrower, any Subsidiary Guarantor and the Parent, or (e) the failure of the OP to own, directly or indirectly, free and clear of any Liens, 100% of the ownership interests in each Subsidiary Guarantor.
“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement by any Governmental Authority, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender's or the Issuing Bank's holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement. Notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all property, tangible or intangible, real, personal or mixed, now or hereafter subject to the liens and security interests of the Loan Documents, or intended so to be, which Collateral shall secure the Obligations and the Hedging Obligations on a pari passu basis.
“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of such Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lender’s Commitments is $250,000,000.00.

“Compliance Certificate” has the meaning set forth in Section 5.01(c) hereof and a form of which is attached hereto as Exhibit B.
“Consolidated Leverage Ratio” means the ratio (expressed as a percentage) of (a) the Indebtedness of Borrower, Guarantor and their direct and indirect subsidiaries (without duplication) to (b) Total Asset Value.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise, which includes the customary powers of a managing member of any limited liability company, any general partner of any limited partnership, or any board of directors of a corporation. “Controlling” and “Controlled” have meanings correlative thereto.
“Core Funds from Operations” means for a given period, Parent’s net income (or loss) determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein) for such period, excluding gains or losses from extraordinary items, impairment and other non-cash charges, acquisition fees and related expenses, plus real estate depreciation and amortization. Core Funds from Operations will be adjusted for (i) unconsolidated entities to reflect funds from operations on the same basis, (ii) the impact of straight-lining of rents, (iii) the amortization of intangibles associated with the amortization of above or below market rents, pursuant to ASC 805 and calculation of interest expense in accordance with FBS APB 14-1.
“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Loans, its LC Exposure and Swingline Exposure at such time.
“Credit Party” means the Borrower and each Guarantor.
“Debt Rating” means, as of any date of determination, the rating as determined by a Rating Agency of a Person’s non credit enhanced, senior unsecured long term debt. The Debt Rating in effect at any date is the Debt Rating that is in effect at the close of business on such date.
“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto, as are in effect from time to time during the term of this Agreement.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that: (a) has failed to perform any of its funding obligations hereunder, including in respect of its Commitment or participations in respect of Letters of Credit or Swingline Loans, within two (2) Business Days of the date required to be funded by it hereunder; (b) has notified the Borrower or Administrative Agent that it does not intend to comply with its funding obligations or has made a public statement to that effect with respect to its funding obligations hereunder (unless such notification or public statement relates to such Lender’s obligation to fund a Loan or participations in respect of Letters of Credit or Swingline Loans hereunder and indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular Default, if any) to funding a Loan or participations in respect of Letters of Credit or Swingline Loans is not or cannot be satisfied) or under other agreements generally in which it commits to extend credit; (c) has failed, within two (2) Business Days after written request by the Administrative Agent or the Borrower (and the Administrative Agent has received a copy of such request), to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder; or (d) has, or has a direct or indirect parent company that has: (i) become the subject of a proceeding under any Debtor Relief Law; (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it; or (iii) in the good faith determination of the Administrative Agent, taken any material action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority; provided, further, that such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Lender.
“Dollars” or “$” refers to lawful money of the United States of America.
“EBITDA” means an amount derived from (a) net income, plus (b) to the extent included in the determination of net income, depreciation, amortization, interest expense and income taxes, plus (c) to the extent expressly subordinated to the Loans, the subordinated portion of all asset management and property management fees plus (d) property acquisition fees and related expenses, plus or minus (e) to the extent included in the determination of net income, any extraordinary losses or gains, such as those resulting from sales or payment of Indebtedness, in each case, as determined on a consolidated basis in accordance with GAAP (unless otherwise indicated herein), plus (f) to the extent included in GAAP net income, any net income from non-cash items, such as straight line rent and amortization of in-place lease valuation, and including (without duplication) the Equity Percentage of EBITDA for the Parent's non-wholly owned direct and indirect subsidiaries.
“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).
“Environmental Assessment” shall mean a written assessment and report approved by the Administrative Agent as to the status of any Pool Properties regarding compliance with any Legal Requirements related to environmental matters and accompanied by a reliance letter satisfactory to the Administrative Agent. Each Environmental Assessment must comply with all Legal Requirements.
“Environmental Claim” means any notice of violation, action, claim, Environmental Lien, demand, abatement or other order or direction (conditional or otherwise) by any Governmental

Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material, or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned, operated or leased by the Borrower or any of its Subsidiaries or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned, operated or leased by the Borrower or any of its Subsidiaries or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned, leased or operated by the Borrower or any of its Subsidiaries.
“Environmental Laws” means all applicable laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters and includes (without limitation) the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §  9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §  1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §  136 et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §  6901 et seq., the Toxic Substances Control Act, 15 U.S.C. §  2601 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Clean Water Act, 33 U.S.C. §  1251 et seq., the Occupational Safety and Health Act, 29 U.S.C. §  651 et seq., (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. §  2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) exposure to any Hazardous Materials in violation of any Environmental Law, (c) the Release or threatened Release of any Hazardous Materials into the environment in violation of any Environmental Law or (d) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Lien” means any lien in favor of any Governmental Authority arising under any Environmental Law.
“Environmental Permit” means any permit required under any applicable Environmental Law or under any and all supporting documents associated therewith.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination to the extent any of the foregoing relate to a Pool Property.
“Equity Percentage” means the aggregate ownership percentage of Borrower in each Unconsolidated Affiliate, which shall be calculated as the greater of (a) Borrower’s nominal capital ownership interest in the Unconsolidated Affiliate as set forth in the Unconsolidated Affiliate’s organizational documents, and (b) Borrower’s economic ownership interest in the Unconsolidated Affiliate, reflecting Borrower’s share of income and expenses of the Unconsolidated Affiliate.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
“Eurodollar,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located, and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender's failure to comply with Section 2.16(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.16(a), and (d) any U.S. federal withholding Taxes imposed pursuant to FATCA.
“Facility Fee” has the meaning given that term in Section 2.11(b).
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means the chief financial officer or the chief accounting officer of the Parent.
“Financing Statements” means all such Uniform Commercial Code financing statements as the Administrative Agent shall require, duly authorized by Borrower to give notice of and to perfect or continue perfection of the Lenders’ security interest in all Collateral.
“Fitch” means Fitch, Inc., and its successors.
“Fixed Charge Coverage Ratio” means the ratio of, for the Parent, the Borrower and their Subsidiaries on a consolidated basis (without duplication) (a) the sum of Adjusted EBITDA for the immediately preceding calendar quarter; to (b) all of the principal due and payable and principal paid on the Indebtedness (other than amounts paid in connection with balloon maturities), plus all Interest Expense, plus the aggregate of all cash dividends payable on any preferred stock.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is organized. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
“GAAP” means generally accepted accounting principles in the United States of America, subject to the provisions of Section 1.04.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantor” means the Parent, and any other Person who from time to time becomes a Subsidiary Guarantor as required by Section 5.13, and any other Person who from time to time has executed a Guaranty as required by the terms of this Agreement.
“Guaranty” means a guaranty in the form of Exhibit C attached hereto.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law; provided, that Hazardous Materials shall not include any such substances or wastes utilized or maintained at the Real Property in the ordinary course of business and in accordance with all applicable Environmental Laws.
“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” means, with respect to the Parent, the Borrower or any Subsidiary of the Parent or the Borrower, any obligations arising under any Hedging Agreement entered into with the Administrative Agent or any Lender with respect to the Loans.
“Impacted Interest Period” has the meaning set forth in the definition of LIBO Rate.
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including mandatorily redeemable preferred stock, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others (excluding non-recourse carve-out guarantees until such time as a claim has been filed for breach thereof), (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers' acceptances and (k) all obligations contingent or otherwise, of such Person with respect to any Hedging Agreements (calculated on a mark-to-market basis as of the reporting date). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person's ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Indebtedness shall be calculated on a consolidated basis in accordance with GAAP, and including (without duplication) Borrower's Equity Percentage of Indebtedness for non-wholly owned subsidiaries.
“Individual Property” and “Individual Properties” shall mean, from time to time, all real estate property owned or ground leased by the Borrower or any Subsidiary Guarantor, together with all improvements, fixtures, equipment, and personalty relating to such property.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.07.
“Interest Expense” shall mean all of a Person's paid, accrued or capitalized interest expense on such Person's Indebtedness (whether direct, indirect or contingent, and including, without limitation, interest on all convertible debt), and including (without duplication) the Equity Percentage of Interest Expense for the Borrower's (or the Parent’s) Unconsolidated Affiliates.
“Interest Payment Date” means the first Business Day of each calendar quarter.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two or three months thereafter; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
"Interpolated Rate" means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Rate for the longest period for which the LIBO Rate is available that is shorter than the Impacted Interest Period; and (b) the LIBO Rate for the shortest period for which that LIBO Rate is available that exceeds the Impacted Interest Period, in each case, at such time.
“Investment Grade Rating” means a Debt Rating of BBB- or better from S&P or Fitch, or Baa3 or better from Moody’s.
“Issuing Bank” means KeyBank, National Association, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“KeyBank” means KeyBank, National Association, in its individual capacity.
“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lender” includes the Swingline Lender.
“Letter of Credit” means any letter of credit issued pursuant to this Agreement.
“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, a rate per annum equal to the rate for U.S. dollar deposits for the subject Interest Period as shown on Reuters LIBOR01 Page or any successor service in Dow Jones Markets (formerly Telerate Page 3750) as of 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided, however, that if such rate does not then appear on Reuters LIBOR01 Page or any successor service, the “London Interbank Offered Rate” applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the subject loan, and with maturities of equal to such Interest Period, are offered in immediately available funds in the London Interbank Market to the London office of the Administrative Agent by leading banks in the Eurodollar market at 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBO Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBO Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Lien” means, with respect to an asset, (a) any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, negative pledge, collateral assignment, encumbrance, deposit arrangement, charge or security interest in, on or of such asset; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; (c) the filing under the Uniform Commercial Code or comparable law of any jurisdiction of any financing statement naming the owner of the asset to which such Lien relates as debtor; (d) any other preferential arrangement of any kind or nature whatsoever intended to assure payment of any Indebtedness or other obligation; and (e) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities, including any dividend reinvestment or redemption plans.
“Loan Documents” means this Agreement, the Notes, each Guaranty, the Pledge Agreement, the Financing Statements, and all other instruments, agreements and written obligations executed and delivered by any of the Credit Parties in connection with the transactions contemplated hereby.
“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.
“Major Lease” has the meaning assigned to such term in Section 6.11.
“Majority Lenders” means, as of any date of determination, Lenders having more than 50% of the Total Commitments or, if the Commitment of each Lender to make Loans, the commitment of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding in the aggregate more than 50% of the Obligations (including the aggregate amount of each Lender’s risk participation and funded participation in LC Exposure and Swingline Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
“Management Company” means, collectively, Griffin Capital Essential Asset Property Management II, LLC and/or Griffin Capital Essential Asset Advisor II, LLC.
“Material Acquisition” means an acquisition of assets with a total cost that is more than (a) 20% of Total Asset Value based upon the most recent compliance certificate submitted prior to such acquisition, or (b) one hundred million dollars ($100,000,000.00).
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, or condition, financial or otherwise, of (i) the Borrower and its Subsidiaries, other than owners of Pool Properties, and the Guarantor, taken as a whole, or (ii) any owner of a Pool Property, (b) the ability of any of the Credit Parties to perform their obligations under the Loan Documents or (c) the rights of or benefits available to the Administrative Agent or the Lenders under the Loan Documents.
“Material Contract” means any contract or other arrangement (other than Loan Documents), whether written or oral, to which any Credit Party is a party as to which the breach, nonperformance, cancellation or failure to renew by any party thereto could reasonably be expected to have a Material Adverse Effect.
“Maturity Date” means December 12, 2018, as the same may be extended in accordance with Section 2.19.
“Maximum Loan Available Amount” means, on any date, an amount equal to the lesser of (a) the Total Commitments or (b) the aggregate Borrowing Base Availability.
“Maximum Rate” shall have the meaning set forth in Section 9.13.
“Moody’s” means Moody’s Investors Service, Inc., and its successors.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Net Operating Income” shall mean, for any income producing operating Real Property, the difference between (a) any rentals, proceeds and other income received from such property, but excluding any early lease termination penalties during the determination period, less (b) an amount equal to all costs and expenses (excluding Interest Expense, depreciation and amortization expense, and any expenditures that are capitalized in accordance with GAAP) incurred as a result of, or in connection with, or properly allocated to, the operation or leasing of such property during the determination period; provided, however, that the amount for the expenses for the management of a property included in clause (b) above shall be set at the greater of actual or three percent (3%) of the amount provided in clause (a) above, less (c) the Capital Expenditure Reserve. Net Operating Income shall be calculated based on the immediately preceding calendar quarter, annualized, unless the Real Property is being simultaneously acquired by the Borrower or a Subsidiary and added as a Pool Property, in which event annualized NOI shall be calculated based on the historical data provided by the Borrower, subject to adjustment by the Administrative Agent in its reasonable discretion, and thereafter until such Real Property has been owned by the Borrower or its Subsidiaries for the entirety of a calendar quarter, Net Operating Income shall be grossed up for such ownership period. Net Operating Income shall be calculated on a consolidated basis in accordance with GAAP but adjusted for non-cash operating items such as straight line rents and the amortization of above and below market lease assets and liabilities and other non-cash items and including (without duplication) the Equity Percentage of Net Operating Income for the Borrower’s Unconsolidated Affiliates.
“Note” means a promissory note in the form attached hereto as Exhibit D payable to a Lender evidencing certain of the obligations of the Borrower to such Lender and executed by Borrower, as the same may be amended, supplemented, modified or restated from time to time; “Notes” means, collectively, all of such Notes outstanding at any given time.
“Obligations” means all liabilities, obligations, covenants and duties of any Credit Party to the Administrative Agent, the Issuing Bank and/or any Lender arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or other insolvency proceeding naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.
“OFAC” has the meaning set forth in Section 3.16.
“OP” means Griffin Capital Essential Asset Operating Partnership II, L.P., a Delaware limited partnership.
“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, and not including the Excluded Taxes.
“Parent” means Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation.
“Payout Ratio” means the ratio of cash dividends or distributions to common equity holders of the Parent paid or payable for the applicable period to Core Funds from Operations.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:
(a)    Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;
(b)    pledges and deposits made in the ordinary course of business in compliance with workers' compensation, unemployment insurance and other social security laws or regulations;
(c)    deposits to secure the performance of bids, trade contracts, purchase, construction or sales contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(d)    the Title Instruments and Liens (including customary Liens granted to or for the benefit of a Governmental Authority in connection with tax increment financing, tax abatements, or entitlement/payment in lieu of taxes structures) approved by the Administrative Agent;
(e)    uniform commercial code protective filings with respect to personal property leased to the Borrower or any Subsidiary;
(f)    landlords’ liens for rent not yet due and payable;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness other than the Loans.
“Permitted Investments” means:
(a)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
(b)    investments in commercial paper maturing within 270 days from the date of acquisition thereof and having an investment grade credit rating on the date of acquisition;
(c)    investments in certificates of deposit, banker's acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(d)    fully collateralized repurchase agreements with a term of not more than 90 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and
(e)    investments in Subsidiaries and Unconsolidated Affiliates made in accordance with this Agreement.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning set forth in Section 9.01.
“Pledge Agreement” means those certain Pledge and Security Agreements, executed by Borrower in favor of Administrative Agent pledging Borrower’s interest in the Pledged Membership Interests.
“Pledged Membership Interests” means, collectively, the 100% ownership (or in the sole discretion of the Administrative Agent, the economic) interests now or hereafter pledged by Borrowers hereunder and subject to the liens and security interests of the Loan Documents, or intended so to be.
“Pool Debt Service” means an amount equal to the annual principal and interest payment sufficient to amortize in full during a thirty (30) year period, a loan in an amount equal to the amount of the Unsecured Debt, calculated using an interest rate equal to the greater of: (1) the then current annual yield on ten (10) year obligations issued by the United States Treasury on the Business Day immediately prior to the date of borrowing request plus two and one-half percent (2.50%), or (2) six and one-half percent (6.50%).
“Pool DSCR” means the ratio of (i) the aggregate Net Operating Income from the Pool Properties to (ii) Pool Debt Service.
“Pool Leverage Ratio” means: (a) prior to the occurrence of the Security Interest Termination Event, the ratio of the aggregate Credit Exposure of the Lenders to Pool Value, and (b) from and after the occurrence of the Security Interest Termination Event, the ratio of the Unsecured Debt to Pool Value.
“Pool Property(ies)” means the Real Properties described on Schedule 5.12 attached hereto and together with any additional property, whether now existing or hereafter acquired, each of which shall either (A) have been approved by the Required Lenders, or (B) meet the following criteria at all times:
(a)    An (i) existing operating, income producing office or industrial property or (ii) provided that there are no fewer than eight (8) Pool Properties and the Parent’s Total Asset Value is $250,000,000 or greater, a to-be-developed office or industrial property which is 100% pre-leased to a single tenant scheduled to take occupancy within 30 months subject to an executed lease, and in each instance located in the United States;

(b)    Having at the time of acceptance as a Pool Property, leasing and occupancy of no less than 80%, provided that for purposes hereof, the following tenants shall be included in “occupancy” (i) a tenant which will take occupancy within 12 months subject only to completion of tenant build-out work, (ii) a replacement tenant which will take occupancy within 12 months of prior tenant vacating, pursuant to an executed lease, subject only to completion of tenant build-out work, or (iii) for an Asset under Development, a tenant that is scheduled to take occupancy within 30 months subject to an executed lease;
(c)    At the time of acceptance as a Pool Property, (i) having a minimum lease term of at least five (5) years if such property is leased to a single tenant, and (ii) having a weighted average remaining lease term of at least five (5) years if a multi tenanted property, unless, in either case, (i) approved by the Administrative Agent only if either the Value of such Real Property is $50,000,000.00 or less, or there will be at least 8 Pool Properties at the time of the inclusion of such Real Property, or (ii) otherwise approved by the Majority Lenders;
(d)    Consisting of one or more separate tax parcels;
(e)    Owned 100% by Borrower or a wholly owned Subsidiary of the Borrower (i) in fee simple, or (ii) subject to a financeable ground lease with a remaining term of no less than 30 years which has approved by Administrative Agent in its sole discretion, whose membership interests, prior to the occurrence of a Security Interest Termination Event, are subject to the Liens of the Pledge Agreement;
(f)    Free of any material environmental, structural, architectural, mechanical or title defects;
(g)    Insured in form and substance in all manners customary for commercial real estate lending;
(h)    Not subject to any mortgage or other Lien other than Permitted Encumbrances;
(i)    The Equity Interests in or cash flows from the special purpose entity which owns such property (and all subsidiaries of the Parent or the Borrower which own Equity Interests in such special purpose entity) are not subject to a Lien or negative pledge to any other lender;
(j)    Such Real Property shall have been approved as a Pool Property (i) by Administrative Agent only if either the Value of such Real Property is $50,000,000.00 or less, or there will be at least 8 Pool Properties at the time of the inclusion of such Real Property, or (ii) otherwise by the Majority Lenders;
(k)    Such Real Property meets all other customary standards for commercial real estate lending.

If a Real Property does not meet the foregoing requirements, acceptance of such Real Property as a Pool Property shall require the consent of the Required Lenders in their sole discretion.
“Pool Property Owner” shall mean, from time to time, a wholly owned Subsidiary of the Borrower which is the owner or owners of the fee simple interest in, or the approved ground or tax increment lessee of, a Pool Property or the Pool Properties.
“Pool Value” means the sum of (i) for completed Pool Properties, Net Operating Income from the Pool Properties divided by 7.75% plus (ii) for Pool Properties which are Assets under Development, the lesser of (a) undepreciated cost basis or (b) stabilized appraised value based on the most recent MAI appraisal obtained by the Borrower.
“Preliminary Approval” shall mean the following:
(a)    Delivery by the Borrower to the Administrative Agent and the Lenders of a written request respect to any Individual Property proposed to be a Pool Property together with the following, each such item to the reasonable satisfaction of the Administrative Agent:
(i)    A physical description;
(ii)    A current rent roll for the Individual Property, along with operating statements;
(iii)    If the Individual Property is a to-be-developed office or industrial property, a construction budget and sources and uses statement, including a pro forma Borrowing Base Certificate which includes anticipated funding of the Revolving Loan to complete 100% of construction for such Individual Property;
(iv)    To the extent then available in Borrower’s files, copies of existing title insurance policies, a title report and similar Lien status information;
(v)    The Borrower’s certification that to its knowledge the proposed Pool Property presently satisfies (or is anticipated to satisfy upon the approval of such Pool Property) the criteria for Pool Properties; and
(vi)     Such other customary due diligence as the Administrative Agent may reasonably request.
(b)    Administrative Agent shall, within five (5) Business Days after delivery of all items described in subsection (a), above, grant or deny the preliminary approval for the proposed Pool Property, with any denial providing an explanation of the reasons for such denial.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by KeyBank, National Association, as its prime rate in effect at its principal office in Cleveland, Ohio; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public Lender” has the meaning set forth in Section 9.01.
“Qualified ECP Party” means, in respect of any interest rate cap, swap or other hedging obligation, each Person which is a Credit Party that has total assets exceeding $10,000,000 at the time such Credit Party’s guarantee and/or other credit or collateral support, of such interest rate cap, swap or other hedging obligation becomes effective, or otherwise constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder
“Rating Agency” means any of S&P, Moody’s and Fitch.
“Real Property” means, collectively, all interest in any land and improvements located thereon (including direct financing leases of land and improvements owned by a Credit Party), together with all equipment, furniture, materials, supplies and personal property now or hereafter located at or used in connection with the land and all appurtenances, additions, improvements, renewals, substitutions and replacements thereof now or hereafter acquired by a Credit Party.
“Register” has the meaning set forth in Section 9.04.
“Related Parties” means, with respect to any specified Person, such Person's Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person's Affiliates.
“Release” means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property in violation of applicable Environmental Laws.
“Release Conditions” has the meaning set forth in Section 5.13(a).
“Release Request” has the meaning set forth in Section 5.13(a).
“Remedial Action” means all actions, including without limitation any capital expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material so it does not migrate or endanger public health or the environment; (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care; or (iv) bring facilities on any property owned or leased by the Borrower or any of its Subsidiaries into compliance with all Environmental Laws.
“Required Lenders” means, as of any date of determination, Lenders having more than 66 2/3% of the Total Commitments or, if the Commitments of each Lender to make Loans, the commitment of the Swingline Lender to make Swingline Loans, and the obligation of the Issuing Bank to issue Letters of Credit have been terminated pursuant to Article VII, Lenders holding in the aggregate at least 66 2/3% of the aggregate Obligations (including the aggregate amount of each Lender’s risk participation and funded participation in LC Exposure and Swingline Loans); provided that the Commitment of, and the portion of the Obligations held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any ownership interests in the Parent, Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such ownership interests in the Parent or Borrower or any option, warrant or other right to acquire any such shares of capital stock of the Parent or the Borrower.
“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender's Revolving Loans, its LC Exposure and Swingline Exposure at such time.
“Revolving Loan” means a revolving Loan made pursuant to Section 2.01.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poors Financial Services LLC business, and its successors.
“Secured Debt” means any Indebtedness of Borrower, Guarantor or their direct or indirect subsidiaries which is secured by a lien on real property, an ownership interest in any Person or any other asset. Secured Debt shall include Borrower's and Guarantor's pro rata share of Secured Debt of any non-wholly-owned direct or indirect subsidiary, but shall not include the Loan.
“Secured Debt Ratio” means the ratio of Secured Debt to Total Asset Value.
“Secured Recourse Debt” means all Secured Debt of any Person on a recourse basis to such Person, the Borrower or any Guarantor.
“Secured Recourse Debt Ratio” means the ratio all Secured Recourse Debt to Total Asset Value.
“Security Interest Termination Event” means Borrower’s satisfaction of each of the following:

(a)	a Total Asset Value of $500,000,000.00 or more;

(b)	a Tangible Net Worth of $250,000,000.00 or more;

(c)	a Fixed Charge Coverage Ratio of no less than 1.50:1.00;

(d)	a Consolidated Leverage Ratio of no greater than sixty percent (60%);

(e)	at least fifteen (15) Pool Properties;

(f)	no single Pool Property represents greater than fifteen percent (15%) of the Pool Value.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Governmental Authority to which the Administrative Agent is subject, with respect to the Adjusted LIBO Rate, for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute Eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” means, with respect to Borrower, Guarantor, Parent or any Credit Party, as applicable (for the purposes of this definition, the “parent”), at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent's consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by parent, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent.
“Subsidiary Guarantor” means each Pool Property Owner, and each other Subsidiary of the Borrower which owns a direct or indirect Equity Interest in a Subsidiary Guarantor.
“Syndication Agent” means JPMorgan Chase Bank, N.A., in its capacity as syndication agent hereunder.
“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.
“Swingline Lender” means KeyBank, National Association, in its capacity as lender of Swingline Loans hereunder.
“Swingline Loan” means a Loan made pursuant to Section 2.04.
“Tangible Net Worth” means total assets (without deduction for accumulated depreciation) less (1) all intangible assets and (2) all liabilities (including contingent and indirect liabilities), all as determined in accordance with GAAP (unless otherwise indicated herein). The term "intangibles" shall include, without limitation, (i) deferred charges, and (ii) the aggregate of all amounts appearing on the assets side of such balance sheet for franchises, licenses, permits, patents, patent applications, copyrights, trademarks, trade names, goodwill, treasury stock, experimental or organizational expenses, straight-line rent accruals and other like intangibles but excluding all amounts for real property acquisitions that have been allocated to lease intangibles. The term "liabilities" shall include, without limitation, (i) Indebtedness secured by liens on property of the Person or other debt with respect to which Tangible Net Worth is being computed whether or not such Person is liable for the payment thereof, (ii) deferred liabilities and (iii) capital lease obligations, but shall exclude all amounts for real property acquisition costs which have been allocated to lease intangibles. Tangible Net Worth shall be calculated on a consolidated basis in accordance with GAAP (unless otherwise indicated herein).
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
“Title Instruments” means true and correct copies of all instruments of record in the Office of the County Clerk, the Real Property Records or of any other Governmental Authority affecting title to all or any part of the Pool Properties, including but not limited to those (if any) which impose restrictive covenants, easements, rights-of-way or other encumbrances on all or any part of the Pool Properties.
“Total Asset Value” means the sum of (without duplication) (a) the aggregate Value of all of Borrower's, Guarantor's and their direct and indirect subsidiaries' Real Property, plus (b) the cost of assets acquired in the preceding twelve (12) months, plus (c) cost of Assets Under Development plus (d) the amount of any cash and cash equivalents, excluding tenant security and other restricted deposits of the Borrower and its Subsidiaries. For any non-wholly owned Real Properties, Total Asset Value shall be adjusted for Borrower's and Guarantor's pro rata ownership percentage.
“Total Commitment” means the sum of the Commitments of the Lenders, as in effect from time to time. On the Effective Date the Total Commitment equals $250,000,000.
“Transactions” means the execution, delivery and performance by the Credit Parties of the Loan Documents, the borrowing of Loans, and the use of the proceeds thereof.
“Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
“Unconsolidated Affiliate” means, without duplication, in respect of any Person, any other Person (other than a Person whose stock is traded on a national trading exchange) in whom such Person holds a voting equity or ownership interest and whose financial results would not be consolidated under GAAP with the financial results of such Person on the consolidated financial statements of such Person.
“Unhedged Variable Rate Debt” means Indebtedness of the Parent, the Borrower and their Subsidiaries on a consolidated basis (without duplication) which has a floating rate of interest and which interest rate is not fixed, capped or otherwise limited by an interest rate protection product.

“Unsecured Debt” means all Indebtedness of any Person which is not Secured Debt, provided that any Indebtedness which is secured primarily by a pledge of Equity Interests and/or cash flow from an entity that owns Real Property shall be deemed Unsecured Debt.
“Unused Fee” shall have the meaning set forth in Section 2.11(a).
“Usage” means, from time to time, the aggregate Revolving Loans and LC Exposure of each Lender (but excluding, for the sake of clarity, any Swingline Loans or participation exposure in connection with any Swingline Loans).
“Value” means the sum of the following:
(a)    For each Pool Property, the Pool Value;
(b)    For each operating Real Property which is not a Pool Property, Net Operating Income divided by 7.75%;
(c)    For Assets Under Development, undepreciated cost basis;
(d)    For each unimproved land parcel, undepreciated cost basis; and
(e)    For each mortgage loan investment, the lower of cost basis or face value.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02    Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
SECTION 1.03    Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes,” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04    Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time and shall be determined, as to the Parent and its Subsidiaries, on a consolidated basis; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
ARTICLE II
The Credits
SECTION 2.01    Commitments. Subject to the terms and conditions set forth herein, each Lender agrees to make Revolving Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender's Credit Exposure exceeding such Lender's Commitment, or (ii) the aggregate Credit Exposure of the Lenders exceeding the Maximum Loan Available Amount; provided however, that no Lender shall be obligated to make a Revolving Loan in excess of such Lender’s Applicable Percentage of the difference between (A) the Maximum Loan Available Amount and (B) the Credit Exposure. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.
SECTION 2.02    Loans and Borrowings.
(a)    Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender's failure to make Loans as required.
(b)    Subject to Section 2.13, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
(c)    At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than

$1,000,000, provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of five (5) Eurodollar Borrowings outstanding.
(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03    Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, Boston, Massachusetts time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, Boston, Massachusetts time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 11:00 a.m., Boston, Massachusetts time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit E attached hereto and hereby made a part hereof and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    the aggregate amount of the requested Borrowing;
(ii)    the date of such Borrowing, which shall be a Business Day;
(iii)    whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
(iv)    in the case of a Eurodollar Borrowing, the Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(v)    the location and number of the Borrower's account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified in the Borrowing Request, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month's duration, in the case of a Eurodollar Borrowing. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender's Loan to be made as part of the requested Borrowing.

SECTION 2.04    Swingline.
(a)    Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000.00, (ii) the aggregate Credit Exposure of the Lenders exceeding the total Commitments of the Lenders, or (iii) the aggregate Credit Exposure of the Lenders exceeding the total Maximum Loan Available Amount, and in all events no Swingline Loan shall be outstanding for more than ten (10) Business Days; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
(b)    To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 2:00 p.m., Boston, Massachusetts time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to a general deposit account at the discretion of the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 4:00 p.m., Boston, Massachusetts time, on the requested date of such Swingline Loan.
The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., Boston, Massachusetts time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, within two (2) Business Days after receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender's Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, provided no Lender shall be required to acquire a participation in a Swingline Loan to the extent same would result in such Lender's Credit Exposure exceeding such Lender's Commitment. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section

2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, in each instance in accordance with Section 2.17(a); provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
SECTION 2.05    Letters of Credit.
(a)    General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time prior to thirty (30) days before the termination of the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(b)    Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. The Administrative Agent shall remit a copy of such request to the Lenders. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank's standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $25,000,000, (ii) the aggregate Credit Exposure of the Lenders shall not exceed the Total Commitments of the Lenders, (iii) the aggregate Credit Exposure of the Lenders shall not exceed the total Maximum Loan Available Amount and (iv) the face amount of the subject Letter of Credit shall not be less than $100,000. The Issuing Bank shall have no obligation to issue a Letter of Credit if a default of any Lender’s obligations to fund any amount under this Agreement exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender (with cash collateral pledged to the Issuing Bank in the amount of such defaulting or Defaulting Lender’s pro rata portion of the Letter of Credit being deemed satisfactory).
(c)    Expiration Date. Each Letter of Credit shall expire upon the earlier to occur of (i) one year from the date issuance, subject to a customary one year extension “evergreen” provision, or (ii) not later than the close of business on the date that is thirty (30) days prior to the Maturity Date unless (1) all the Lenders have approved such expiry date, or (2) the Borrower agrees to deliver to the Administrative Agent no later than thirty (30) days prior to the Maturity Date cash collateral in an amount equal to the undrawn amount of such Letter of Credit, with the Borrower hereby irrevocably requesting a Borrowing of an ABR Loan to fund such cash collateral payment in the event the Borrower does not deliver such cash collateral to the Administrative Agent on the due date thereof.
(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender's Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender's Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever, provided no Lender shall be required to acquire a participation in a Letter of Credit to the extent same would result in such Lender's Credit Exposure exceeding such Lender's Commitment.
(e)    Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, Boston, Massachusetts time, on the Business Day that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., Boston, Massachusetts time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower's obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender's Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Revolving Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.
(f)    Obligations Absolute. The Borrower's obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower's obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank's failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank, the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g)    Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h)    Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
(i)    Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(d). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(j)    Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon, if any; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower's risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Required Lenders), be applied to satisfy other obligations of the Borrower under this Agreement, provided that, to the extent such obligations are owed to Lenders, such application shall be on a pro rata basis. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
SECTION 2.06    Funding of Borrowings.
(a)    Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, Boston, Massachusetts time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in Boston, Massachusetts, or wire transferred to such other account or in such manner as may be designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.
(b)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender's share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the corresponding Loan made to the Borrower. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such Borrowing.
SECTION 2.07    Interest Elections.
(a)    Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.
(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of a Borrowing Request (with proper election made for an interest rate election only) and signed by the Borrower.

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender's portion of each resulting Borrowing.
(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
SECTION 2.08    Termination, Reduction and Increase of Commitments.
(a)    Unless previously terminated by the Administrative Agent or Borrower in accordance with this Agreement, the Commitments shall terminate on the Maturity Date.
(b)    The Borrower may only reduce the Commitments without the prior written consent of the Administrative Agent and all of the Lenders in the following circumstances: the Borrower may from time to time reduce the Commitments, provided that each reduction in the Commitments shall be in an amount that is at least $50,000,000 and an integral multiple of $5,000,000, and the Commitments may not be reduced to less than $100,000,000 unless the Commitments are reduced to zero and terminated. The Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the total Credit Exposures would exceed the Maximum Loan Available Amount. After any reduction in the Commitments, the Borrower’s option to increase the Commitments provided in Section 2.08(d) shall terminate.
(c)    The Borrower shall notify the Administrative Agent of any election to reduce the Commitments under Section 2.08(b) at least three (3) Business Days prior to the effective date of such reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable. Any reduction of the Commitments shall be permanent. Each reduction in the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments. A reduction in the outstanding principal balance shall not constitute a reduction in the Commitments without the notice required above being delivered to Administrative Agent as set forth above.
(d)    Provided no Default or Event of Default shall then be in existence, the Borrower shall have the right, on one or more occasions, to elect to increase the Total Commitments; provided, however, that (i) the amount of each such increase shall not be less than One Hundred Million Dollars ($100,000,000) or in increments of Fifty Million Dollars ($50,000,000) in excess thereof, and (ii) the aggregate amount of all such increases shall not cause the Total Commitments to exceed One Billion Two Hundred Fifty Million Dollars ($1,250,000,000). Such right may be exercised by the Borrower by written notice to the Administrative Agent, which election shall designate the requested increase in the Total Commitments. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders), and each Lender shall endeavor to respond as promptly as possible within such time period. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment (which decision shall be in its sole discretion) and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent and the Issuing Bank (which approvals shall not be unreasonably withheld, conditioned or delayed), the Borrower may also invite additional lenders approved by the Administrative Agent (provided that no approval of the Administrative Agent shall be required if such new lender is an Affiliate of a Lender or an Approved Fund) to become Lenders pursuant to a joinder agreement (each a “Lender Joinder Agreement”) in form and substance reasonably satisfactory to the Administrative Agent and its counsel. If the Total Commitment is increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of each Lender’s increased Commitments. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase (with such increase being pro rata among existing Lenders choosing to increase their Commitments) and the Increase Effective Date. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of the Borrower dated as of the Increase Effective Date signed by an Authorized Officer of the Borrower (i) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such increase, and (ii) certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article 6 and the other Loan Documents are true and correct in all material respects on and as of the Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and except that for purposes of this Section 2.08(d), the representations and warranties contained in Section 3.04 shall be deemed to refer to the most recent statements furnished to the Administrative Agent, and (B) no Default or Event of Default exists. Existing Lenders may, as necessary, receive a prepayment of amounts of the Revolving Loan outstanding on the Increase Effective Date to the extent necessary to keep the outstanding Revolving Loan ratable with any revised Applicable Percentages arising from any non-ratable increase in the Commitments under this Section, which prepayment shall be accomplished by the pro rata funding required of the Lender(s) issuing new or increased Commitments. Provided further, however, at Borrower’s option, Borrower may request that any such requested increase in the amount of the Total Commitments be effected through the addition of one or more term loan commitments which may bear interest at different rates than the existing Loans (and, in such event, all references in this Section 2.08(d) to any increase in the Total Commitments (or any Commitment), as and to the extent applicable at any time, shall be deemed and construed to mean and refer to any such term loan commitment in the amount of such increase, mutatis mutandis), subject further, however, (1) to the continued applicability of the terms and provisions of this Section 2.08(d) and (2) the prior execution and delivery by each Credit Party of such other and further amendments, agreements, instruments, and documents which Administrative Agent may then require in its sole but reasonable determination to effect any such term loan commitment in the amount of such increase.
SECTION 2.09    Repayment of Loans; Evidence of Debt.
(a)    The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, and (ii) subject to Section 2.04, to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is ten (10) Business Days after such Swingline Loan is made; provided that on each date that a Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding. At the request of each Lender, the Loans made by such Lender shall be evidenced by a Note payable to such Lender in the amount of such Lender’s Commitment.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.
(d)    The entries made in the accounts maintained pursuant to paragraph (c) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
SECTION 2.10    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay, without penalty, any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section, and subject to Section 2.15, if applicable.
(b)    The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, three (3) Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Boston, Massachusetts time, one Business Day before the date of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, Boston, Massachusetts time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.
(c)    In connection with the prepayment of any Loan prior to the expiration of the Interest Period applicable thereto, the Borrower shall also pay any applicable expenses pursuant to Section 2.15.
(d)    Amounts to be applied to the prepayment of Loans pursuant to any of the preceding subsections of this Section shall be applied, first, to reduce outstanding ABR

Loans and next, to the extent of any remaining balance, to reduce outstanding Eurodollar Loans. Each such prepayment shall be applied to prepay ratably the Loans of the Lender.
(e)    If at any time the total Credit Exposure of the Lenders exceeds the then effective Maximum Loan Available Amount, the Borrower shall prepay the Loans in an amount equal to such excess within one (1) Business Day after such occurrence, with any such payment being applied (i) first to the outstanding Revolving Loans, (ii) second to the outstanding Swingline Loans, and (iii) third to cash collateralize any LC Exposure.
SECTION 2.11    Fees.
(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Lender an unused fee (the “Unused Fee”), which shall accrue during the period from and including the date of this Agreement to, but excluding, the earlier to occur of (i) date on which such Commitment terminates, or (ii) the date on which the Borrower qualifies and elects to have the Applicable Rate determined by reference to its Debt Rating, (a) at .25% per annum on the average daily unused amount of the Commitment of such Lender if Usage is less than 50% of such Lender’s Commitment, and (b) at .15% per annum on the average daily unused amount of the Commitment of such Lender if Usage is greater than or equal to 50% of such Lender’s Commitment. Unused Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Unused Fees accrued as of the date on which the Commitments terminate shall be payable on demand. All Unused Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day) and shall be based on the then existing Commitments of the Lenders.
(b)    From and after the date on which the Borrower qualifies and elects to have the Applicable Rate determined by reference to its Debt Rating, the Borrower agrees to pay to the Administrative Agent for the account of each Lender (based on each Lender’s Applicable Percentage) a facility fee (the “Facility Fee”) which shall accrue at the per annum rate referenced in the grid set forth in clause (c) of the definition of Applicable Rate, times the Total Commitments. Such fee shall be payable quarterly in arrears on the last day of each March, June, September and December during the term of this Agreement and on the Termination Date or any earlier date of termination of the Commitments or reduction of the Commitments to zero. The Borrower acknowledges that the fee payable hereunder is a bona fide commitment fee and is intended as reasonable compensation to the Lenders for committing to make funds available to the Borrower as described herein and for no other purposes.
(c)    The Borrower agrees to pay to the Administrative Agent and/or Syndication Agent as applicable, for its own account, fees payable in the amounts and at the times separately agreed upon in any fee letter executed by the Borrower in connection with the transactions contemplated hereby.

(d)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate provided for Revolving Loans which are Eurodollar Loans on the average daily amount of such Lender's LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the date of this Agreement to but excluding the later of the date on which such Lender's Commitment terminates and the date on which such Lender ceases to have any LC Exposure, provided, however, any Letter of Credit Fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by applicable Legal Requirements, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.20(a)(iv) with the balance of such fee, if any, payable to the Issuing Bank for its own account, and (ii) to the Issuing Bank a fronting fee, in the amount of 0.125% of the face amount of each Letter of Credit (but not less than $500.00 for each Letter of Credit). Participation fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the date of this Agreement; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Fronting fees shall be payable in full in advance on the date of the issuance, or renewal or extension of each Letter of Credit, and are not refundable. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of Unused Fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
(f)    In the event that the Maturity Date is extended in accordance with the terms of Section 2.19, the Borrower agrees to pay to the Administrative Agent for the account of each Lender an extension fee equal to 0.20% of the Total Commitments of the Lenders on the first effective day of the extension.
SECTION 2.12    Interest.
(a)    The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the lesser of (x) the Alternate Base Rate plus the Applicable Rate, or (y) the Maximum Rate.
(b)    The Loans comprising each Eurodollar Borrowing shall bear interest at the lesser of (a) the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, or (b) the Maximum Rate.

(c)    Notwithstanding the foregoing, (A) if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (y) the Maximum Rate, or (ii) in the case of any other amount, the lesser of (x) 4% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section, or (y) the Maximum Rate; and (B) after the occurrence of any Event of Default, at the option of the Administrative Agent, or if the Administrative Agent is directed in writing by the Required Lenders to do so, the Loan shall bear interest at a rate per annum equal to the lesser of (x) 4% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section, or (y) the Maximum Rate.
(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(e)    All interest hereunder shall be computed on the basis of a year of 360 days and twelve (12) 30-day months, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.13    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
(a)    the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or
(b)    the Administrative Agent is advised by the Required Lenders that (i) the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period and (ii) such fact is generally applicable to its loans of this type to similar borrowers, as evidenced by a certification from such Lenders;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective, and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.
SECTION 2.14    Increased Costs.
(a)    If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
(ii)    impose on any Lender or the Issuing Bank or the London interbank market any other condition (other than one relating to Excluded Taxes) affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
(b)    If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender's or the Issuing Bank's capital or on the capital of such Lender's or the Issuing Bank's holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company could have achieved but for such Change in Law (taking into consideration such Lender's or the Issuing Bank's policies and the policies of such Lender's or the Issuing Bank's holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender's or the Issuing Bank's holding company for any such reduction suffered.

(c)    A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender's or the Issuing Bank's right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender's or the Issuing Bank's intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.15    Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b)), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.16    Taxes.
(a)    Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b)    In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)    The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
(d)    As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(e)    Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law

(including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
SECTION 2.17    Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 1:00 p.m., Boston, Massachusetts time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its main offices in Cleveland, Ohio, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. If the Administrative Agent receives a payment for the account of a Lender prior to 1:00 p.m., Boston, Massachusetts time, such payment must be delivered to the Lender on the same day and if it is not so delivered due to the fault of the Administrative Agent, the Administrative Agent shall pay to the Lender entitled to the payment interest thereon for each day after payment should have been received by the Lender pursuant hereto until the Lender receives payment, at the Federal Funds Effective Rate. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.
(b)    If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
(c)    If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.
(e)    If any Lender shall fail to make any payment required to be made by it pursuant to 2.06(b) or 2.17(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender's obligations under such Sections until all such unsatisfied obligations are fully paid.
(f)    If, as a result of any restatement of or other adjustment to the financial statements of Parent or Borrower or for any other reason, Parent, Borrower, Administrative Agent, or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by Parent and Borrower as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher or lower pricing for such period, then (A) if the proper calculation results in a higher pricing for such period, Borrower shall immediately and retroactively be obligated to pay to Administrative Agent for the account of the applicable Lenders, within three (3) Business Days after demand by Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to any Credit Party under the Bankruptcy Code of the United States, automatically and without further action by Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period, and (B) if the proper calculation results in a lower pricing for such period, Borrower shall receive a credit or refund of any overpayment promptly after such determination. This paragraph shall not limit the rights of Administrative Agent or any Lender, as the case may be, under Section 2.12(c) or under Article VII (in each instance to the extent the Borrower is in violation of Section 5.02(a) or such restatement of or other adjustment or recalculation otherwise constitutes an Event of Default hereunder). To the extent that Administrative Agent makes any determination under this Section 2.17(f) based on computations provided by anyone other than Borrower, Administrative Agent shall deliver a copy of same to the Borrower prior to the demand for excess interest and fees.
SECTION 2.18    Mitigation Obligations; Replacement of Lenders.
(a)    Each Lender and the Issuing Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Person to compensation pursuant to Sections 2.14 and 2.16 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, provided that such Person shall not be liable for the failure to provide such notice. If any Lender or the Issuing Bank requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any such Person or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender or the Issuing Bank shall use reasonable efforts to avoid or minimize the amounts payable, including, without limitation, the designation of a different lending office for funding or booking its Loans and Letters of Credit hereunder or the assignment of its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender or the Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender or the Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender or the Issuing Bank. The Borrower hereby agrees to pay all reasonable and documented costs and expenses incurred by any Lender or the Issuing Bank in connection with any such designation or assignment.
(b)    If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 2.19    Extension.
(a)    So long as no Event of Default or Default shall be in existence on the date on which notice is given in accordance with the following clause (i) and on the Maturity Date, Borrower may extend the Maturity Date to December 12, 2019, upon satisfaction of the following: (i) delivery of a written request to Administrative Agent at least sixty (60) days, but no more than one hundred twenty (120) days, prior to the Maturity Date then in effect; (ii) payment to Administrative Agent for the benefit of the Lenders of the extension fee set forth in Section 2.11(f), which fee shall be payable on or before the then applicable Maturity Date; and (iii) payment by Borrower of all fees and expenses to Administrative Agent and the Lenders to the extent then due. Such extension shall be evidenced by delivery of written confirmation of the same by Administrative Agent to Borrower, but Administrative Agent’s failure to timely deliver the notice shall not affect Borrower’s right to extend so long as the conditions contained herein are satisfied.
(b)    If the Maturity Date is extended, all of the other terms and conditions of this Agreement and the other Loan Documents (including interest payment dates) shall remain in full force and effect and unmodified, except as expressly provided for herein. The extension of the Maturity Date is subject to the satisfaction of each of the following additional conditions:
(i)    The representations and warranties of each Credit Party set forth in this Agreement or any other Loan Document to which such Credit Party is a signatory shall be true and correct in all material respects on the date that the extension request is given to the Administrative Agent and on the first day of the extension (except to the extent such representations and warranties relate to a specified date);
(ii)    no Default or Event of Default has occurred and is continuing on the date on which the Borrower gives the Administrative Agent the extension request or on the first day of the extension;

(iii)    the Borrower shall be in compliance with all of the financial covenants set forth in Section 5.02 hereof both on the date on which the extension request is given to the Administrative Agent and on the first day of the extension;
(iv)    the Borrower shall have paid to the Administrative Agent all amounts then due and payable to any of the Lenders, the Issuing Bank and the Administrative Agent under the Loan Documents, including the extension fee described in Section 2.11(f) hereof;
(v)    the Borrower shall pay for any and all reasonable out-of-pocket costs and expenses, including, reasonable attorneys’ fees and disbursements, incurred by the Administrative Agent in connection with or arising out of the extension of the Maturity Date;
(vi)    the Borrower shall execute and deliver to Administrative Agent such other documents, financial statements, instruments, certificates, opinions of counsel, reports, or amendments to the Loan Documents as the Administrative Agent shall reasonably request regarding the Credit Parties as shall be necessary to effect such extension; and
(vii)    a written agreement evidencing the extension is signed by the Administrative Agent, the Credit Parties and any other Person to be charged with compliance therewith, which agreement such parties agree to execute if the extension conditions set forth above have been satisfied.
SECTION 2.20    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in Section 9.02.
(ii)    Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by Administrative Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to ARTICLE VII or otherwise, and including any amounts made available to Administrative Agent by that Defaulting Lender pursuant to Section 9.08), shall be applied at such time or times as may be determined by Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, if so determined by Administrative Agent or requested by the Issuing Bank or the Swingline Lender, to be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any outstanding and undrawn Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by Administrative Agent; fifth, if so determined by Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of such Defaulting Lender to fund Loans under this Credit Agreement; sixth, to the payment of any amounts owing to the non-Defaulting Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against such Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if: (x) such payment is a payment of the principal amount of any Loans or L/C Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share; and (y) such Loans or L/C Disbursements were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Disbursements owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or L/C Disbursements owed to, such Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.18(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)    Certain Fees. A Defaulting Lender: (x) shall not be entitled to receive any Unused Fee or Facility Fee pursuant to Section 2.11 for any period during which such Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender); and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.11.
(iv)    Reallocation of Applicable Percentages to Reduce L/C Exposure. During any period in which there is a Defaulting Lender which is a Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender which is a Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans, the “Applicable Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Commitment of such Defaulting Lender; provided, that: (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender which is a

Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans shall not exceed the positive difference, if any, of: (1) the Commitment of such non-Defaulting Lender; minus (2) the aggregate outstanding principal amount of the Revolving Loans of such Lender.
(b)    Defaulting Lender Cure. If the Borrower and Administrative Agent agree in writing in their reasonable discretion that a Defaulting Lender has taken such action that it should no longer be deemed to be a Defaulting Lender, Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), such Defaulting Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as Administrative Agent may determine to be necessary to cause the Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Defaulting Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no cessation in status as Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising during the period that such Lender was a Defaulting Lender.
ARTICLE III
Representations and Warranties
The Borrower represents and warrants to the Lenders, the Administrative Agent and the Issuing Bank that:
SECTION 3.01    Organization; Powers. Each Credit Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
SECTION 3.02    Authorization; Enforceability. The Transactions are within the corporate, partnership or limited liability company powers (as applicable) of the respective Credit Parties and have been duly authorized by all necessary corporate, partnership or limited liability company action. This Agreement and the Loan Documents have been duly executed and delivered by each Credit Party which is a party thereto and constitute the legal, valid and binding obligation of each such Person, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors' rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03    Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect or which shall be completed at the appropriate time for such filings under applicable securities laws, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Credit Party or any of the Borrower’s Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Credit Party or any of the Borrower’s Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Credit Party or any of the Borrower’s Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Credit Party or any of the Borrower’s Subsidiaries, except for the benefit of Administrative Agent on behalf of the Lenders as contemplated herein.
SECTION 3.04    Financial Condition; No Material Adverse Change.
(a)    The Borrower has heretofore furnished to the Lenders management prepared financial statements as of and for the fiscal quarter ended September 30, 2014, for Borrower and the Parent. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments.
(b)    Since September 30, 2014, no event has occurred which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.05    Properties.
(a)    Subject to Liens permitted by Section 6.01, each of the Borrower and its Subsidiaries has title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b)    Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents and other intellectual property material (excluding the rights to use the name “Griffin”) to the Borrower’s business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(c)    All components of all improvements included within the Real Property owned or leased, as lessee, by any Credit Party, including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property owned or leased by any Credit Party are installed and operating and are sufficient to enable the

Real Property to continue to be used and operated in the manner currently being used and operated, and no Credit Party has any knowledge of any factor or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof, subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect. No improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property owned or leased by the Borrower or its Subsidiaries, other than for access or utilities provided pursuant to a recorded easement or other right of way establishing the right of such access or utilities subject to such exceptions which are not likely to have, in the aggregate, a Material Adverse Effect.
(d)    To each Credit Party’s knowledge, all franchises, licenses, authorizations, rights of use, governmental approvals and permits (including all certificates of occupancy and building permits) required to have been issued by Governmental Authority to enable all Real Property owned or leased by Borrower or any of its Subsidiaries to be operated as then being operated have been lawfully issued and are in full force and effect, other than those which the failure to obtain in the aggregate could not be reasonably expected to have a Material Adverse Effect. No Credit Party is in violation of the terms or conditions of any such franchises, licenses, authorizations, rights of use, governmental approvals and permits, which violation would reasonably be expected to have a Material Adverse Effect.
(e)    None of the Credit Parties has received any notice or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking (except as contemplated in any approved expansion approved by Administrative Agent), at any such owned or leased Real Property or of any sale or other disposition of any Real Property owned or leased by Borrower or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, are reasonably likely to have a Material Adverse Effect.
(f)    Except for events or conditions not reasonably likely to have, in the aggregate, a Material Adverse Effect, (i) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty, and (ii) no portion of any Real Property owned or leased by Borrower or any of its Subsidiaries is located in a special flood hazard area as designated by any federal Government Authorities or any area identified by the insurance industry or other experts acceptable to the Administrative Agent as an area that is a high probable earthquake or seismic area, except as set forth on Schedule 3.05(f).
(g)    There are no Persons operating or managing any Pool Property other than the Borrower and the Management Company pursuant to (i) the management agreements delivered to Administrative Agent as of the Effective Date, and (ii) such other management agreements in form and substance reasonably satisfactory to the Administrative Agent. To Borrower’s knowledge, no improvement or portion thereof, or any other part of any Real

Property, is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property owned or leased by the Borrower or its Subsidiaries, other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access.
SECTION 3.06    Intellectual Property. To the knowledge of each Credit Party, such Credit Party owns, or is licensed to use, all patents and other intellectual property material (excluding such rights relating to use of the name “Griffin”) to its business, and the use thereof by such Credit Party does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. To the knowledge of each Credit Party, there are no material slogans or other advertising devices, projects, processes, methods, substances, parts or components, or other material now employed, or now contemplated to be employed, by any Credit Party with respect to the operation of any Real Property, and no claim or litigation regarding any slogan or advertising device, project, process, method, substance, part or component or other material employed, or now contemplated to be employed by any Credit Party, is pending or threatened, the outcome of which could reasonably be expected to have a Material Adverse Effect.
SECTION 3.07    Litigation and Environmental Matters.
(a)    Except as set forth in Schedule 3.07 attached hereto, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting any Credit Party or any of the Borrower’s Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.
(b)    Except as disclosed in the environmental reports delivered to the Administrative Agent (which the Administrative Agent shall promptly deliver to the Lenders) obtained with respect to a Real Property and with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
(i)    to the knowledge of the Credit Parties, all Real Property leased or owned by Borrower or any of its Subsidiaries is free from contamination by any Hazardous Material, except to the extent such contamination could not reasonably be expected to cause a Material Adverse Effect;
(ii)    to the knowledge of the Credit Parties, the operations of Borrower and its Subsidiaries, and the operations at the Real Property leased or owned by Borrower or any of its Subsidiaries are in compliance with all applicable Environmental Laws, except to the extent such noncompliance could not reasonably be expected to cause a Material Adverse Effect;

(iii)    neither the Borrower nor any of its Subsidiaries have known liabilities with respect to Hazardous Materials and, to the knowledge of each Credit Party, no facts or circumstances exist which could reasonably be expected to give rise to liabilities with respect to Hazardous Materials, in either case, except to the extent such liabilities could not reasonably be expected to have a Material Adverse Effect;
(iv)    To the best of the Borrower’s knowledge, (A) the Borrower and its Subsidiaries and all Real Property owned or leased by Borrower or its Subsidiaries have all Environmental Permits necessary for the operations at such Real Property and are in compliance with such Environmental Permits; (B) there are no legal proceedings pending nor, to the knowledge of any Credit Party, threatened to revoke, or alleging the violation of, such Environmental Permits; and (C) none of the Credit Parties have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any such properties, in each case, except to the extent the nonobtainment or loss of an Environmental Permit could not reasonably be expected to have a Material Adverse Effect;
(v)    neither the Real Property currently leased or owned by Borrower nor any of its Subsidiaries, nor, to the knowledge of any Credit Party, (x) any predecessor of any Credit Party, nor (y) any of Credit Parties’ Real Property owned or leased in the past, nor (z) any owner of Real Property leased or operated by Borrower or any of its Subsidiaries, are subject to any outstanding written order or contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation of which a Credit Party has been given notice respecting (A) Environmental Laws, (B) Remedial Action, (C) any Environmental Claim; or (D) the Release or threatened Release of any Hazardous Material, in each case, except to the extent such written order, contract or investigation could not reasonably be expected to have a Material Adverse Effect;
(vi)    none of the Credit Parties are subject to any pending legal proceeding alleging the violation of any Environmental Law nor, to the knowledge of each Credit Party, are any such proceedings threatened, in either case, except to the extent any such proceedings could not reasonably be expected to have a Material Adverse Effect;
(vii)    neither the Borrower nor any of its Subsidiaries nor, to the knowledge of each Credit Party, any predecessor of any Credit Party, nor to the knowledge of each Credit Party, any owner of Real Property leased by Borrower or any of its Subsidiaries, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment, in each case, except to the extent such Release of Hazardous Material could not reasonably be expected to have a Material Adverse Effect;
(viii)    none of the operations of the Borrower or any of its Subsidiaries or, to the knowledge of each Credit Party, of any owner of premises currently leased by

Borrower or any of its Subsidiaries or of any tenant of premises currently leased from Borrower or any of its Subsidiaries, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent, in violation of Environmental Laws; and
(ix)    to the knowledge of the Credit Parties, there is not now, nor has there been in the past (except, in all cases, to the extent the existence thereof could not reasonably be expected to have a Material Adverse Effect), on, in or under any Real Property leased or owned by Borrower or any of its Subsidiaries, or any of their predecessors (A) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water); (B) any friable asbestos-containing materials; (C) any polychlorinated biphenyls; or (D) any radioactive substances other than naturally occurring radioactive material.
SECTION 3.08    Compliance with Laws and Agreements. Each of the Credit Parties is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or to its knowledge, its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.09    Investment and Holding Company Status. Neither any of the Credit Parties nor any of the Borrower’s Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
SECTION 3.10    Taxes. Each Credit Party and each of the Borrower’s Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.11    ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The Borrower does not have any Plans as of the date hereof. As to any future Plan the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) will not exceed the fair market value of the assets of all such underfunded Plans.

SECTION 3.12    Disclosure. The Borrower has disclosed or made available to the Lenders all agreements, instruments and corporate or other restrictions to which it, any other Credit Party, or any of its Subsidiaries is subject, and all other matters known to it, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.13    Insurance. Borrower shall maintain (or cause its Subsidiaries (or tenants)) to maintain insurance (on a replacement cost basis) with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by Persons engaged in similar businesses or as may be required by any Legal Requirement. The Borrower shall from time to time deliver to the Administrative Agent upon request a reasonably detailed list, together with copies of all certificates of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby. Such insurance shall, in any event, include terrorism coverage, but solely to the extent that such coverage is available on commercially reasonable terms (including price).
SECTION 3.14    Margin Regulations . The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), and no proceeds of any Loan or Letter of Credit will be used to purchase or carry any margin stock.
SECTION 3.15    Subsidiaries; REIT Qualification. As of the Effective Date, the Parent has only the Subsidiaries listed on Schedule 3.15 attached hereto. Upon qualification by the Parent as a real estate investment trust under §856 of the Code, the Borrower will qualify as a “qualified REIT subsidiary” under Section 856 of the Code. The Parent is a Maryland corporation duly organized pursuant to articles of incorporation filed with the Maryland Department of Assessments and Taxation, and is in good standing under the laws of Maryland. The Parent will conduct its business in a manner which will enable it to qualify as a real estate investment trust under, and to be entitled to the benefits of, §856 of the Code, and will elect to be treated as and will be entitled to the benefits of a real estate investment trust thereunder no later than as of the calendar year ending December 31, 2015.
SECTION 3.16    OFAC. None of the Borrower, any of the other Credit Parties, any of the other Subsidiaries, or any other Affiliate of the Borrower: (i) is a person named on the list of Specially Designated Nationals or Blocked Persons maintained by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”) available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time; (ii) is (A) an agency of the government of a country, (B) an organization controlled by a country, or (C) a person resident in a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/index.shtml, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or (iii) derives any of its assets or operating income from investments in or transactions with any such country, agency, organization or person; and none of the proceeds from any Loan, and no Letter of Credit, will be used to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person.
ARTICLE IV
Conditions
SECTION 4.01    Effective Date . The obligations of the Lenders to make Revolving Loans hereunder and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
(a)    The Administrative Agent (or its counsel) shall have received from each Credit Party either (i) a counterpart of this Agreement and all other Loan Documents to which it is party signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of each such Loan Document other than the Notes) that such party has signed a counterpart of the Loan Documents, together with copies of all Loan Documents.
(b)    The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of Bryan Cave LLP, counsel for the Borrower and each Guarantor, and such other counsel as the Administrative Agent may approve, covering such matters relating to the Credit Parties, the Loan Documents or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.
(c)    The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Credit Parties, the authorization of the Transactions and any other legal matters relating to the Credit Parties, this Agreement (including each Credit Party's compliance with Section 9.14 and other customary "know your customer" requirements) or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d)    The Administrative Agent shall have received a Compliance Certificate and Borrowing Base Certificate, signed by a Financial Officer of Borrower, in form and substance satisfactory to the Administrative Agent.
(e)    The Administrative Agent and Syndication Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder.
(f)    The Administrative Agent shall have received copies of all other Loan Documents (including the Pledge Agreement) and all other documents and certificates with respect to the Pledged Membership Interests as Administrative Agent may require.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.
SECTION 4.02    Each Credit Event. The obligation of each Lender (as applicable) to make a Loan on the occasion of any Borrowing, of the Swingline Lender to make a Swingline Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
(a)    The representations and warranties of each Credit Party set forth in this Agreement or in any other Loan Document shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
(c)    With respect to (i) any requested Borrowings, the Borrower shall have complied with Section 2.03 or Section 2.04, as applicable, and (ii) the request for the issuance, amendment, renewal or extension of any Letters of Credit, the Borrower shall have complied with Section 2.05(b).
(d)    The Administrative Agent shall have received a Borrowing Base Certificate signed by a Financial Officer of Borrower.
(e)    Administrative Agent shall have received the documents set forth in Section 5.13(b)(vi) and (vii) with respect to each Pool Property.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.
ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01    Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:
(a)    within 120 days after the end of each fiscal year of the Parent, (i) the Parent’s audited consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such year, together with all notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Ernst & Young, LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Parent and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) separate Real Property Portfolio Summary Schedules for the Pool Properties and all other Individual Properties (including property address, rent roll each property (including calculations of value and Net Operating Income), square footage, tenant, rent and lease expiration date), together with supplemental financial and portfolio information in form and substance reasonably satisfactory to the Administrative Agent;
(b)    within 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Parent, (i) the Parent’s consolidated balance sheet and related statements of operations, stockholders' equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Parent on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments, and (ii) separate Real Property Portfolio Summary Schedules for the Pool Properties and all other Individual Properties (including property address, rent roll each property (including calculations of value and Net Operating Income), square footage, tenant, rent and lease expiration date), together with supplemental financial and portfolio information in form and substance reasonably satisfactory to the Administrative Agent;
(c)    concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Parent (the “Compliance Certificate”) in the form of Exhibit B attached hereto and a borrowing base certificate of a Financial Officer of the Parent (the “Borrowing Base Certificate”) in the form of Exhibit G attached hereto;
(d)    promptly after the same become publicly available for Forms 10-K and 10-Q described below (unless available publicly), and upon written request for items other than Forms 10-K and 10-Q described below, copies of all periodic and other reports, proxy statements and other materials filed by the Parent, the Borrower or any Subsidiary with the Securities and Exchange Commission (including registration statements and reports on Form

10-K, 10-Q and 8-K (or their equivalents)), or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Parent or the Borrower to its shareholders generally, as the case may be;
(e)    promptly upon becoming aware thereof, notice of the breach, nonperformance, cancellation or failure to renew by any party under any Material Contract; and
(f)    promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary of the Borrower, the Pool Properties, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may reasonably request.
SECTION 5.02    Financial Tests. The Parent and the Borrower shall have and maintain, on a consolidated basis in accordance with GAAP, tested as of the close of each calendar quarter:
(a)    The Consolidated Leverage Ratio shall not exceed sixty percent (60%) at all times, or, once the Security Interest Termination Event has occurred, for a maximum of four (4) consecutive calendar quarters following a Material Acquisition, sixty five percent (65%);
(b)    Tangible Net Worth shall not be less than the greater of (i) (A) $4,693,700.60, plus (B) (1) seventy-five percent (75%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party) received by the Parent or the Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of the Parent or the Borrower after the date of this Agreement, plus (2) seventy-five percent (75%) of the amount of operating partnership units of the Parent issued in connection with the contribution of any real estate or other assets of the Parent after the Effective Date, or (ii) commencing as of December 31, 2016, (A) $150,000,000.00; plus (B) (1) seventy-five percent (75%) of the net proceeds (gross proceeds less reasonable and customary costs of sale and issuance paid to Persons not Affiliates of any Credit Party) received by the Parent or the Borrower at any time from the issuance of stock (whether common, preferred or otherwise) of the Parent or the Borrower after December 31, 2016, plus (2) seventy-five percent (75%) of the amount of operating partnership units of the Parent issued in connection with the contribution of any real estate or other assets of the Parent after December 31, 2016;
(c)    a minimum Fixed Charge Coverage Ratio of not less than 1.50:1.00 commencing as of the quarter ending March 31, 2016;
(d)    a maximum Secured Debt Ratio of not greater than forty percent (40%) of Total Asset Value or, for a maximum of four (4) consecutive calendar quarters following a Material Acquisition financed principally with Secured Debt, forty five percent (45%);
(e)    a maximum Secured Recourse Debt Ratio (excluding, for the purposes of this covenant, Secured Recourse Debt in connection with Hedging Obligations) of not greater than (i) zero percent until such time as Guarantor’s Tangible Net Worth equals or exceeds $250,000,000.00, and thereafter (ii) 10% of Total Asset Value;
(f)    Aggregate maximum Unhedged Variable Rate Debt of not greater than 30% of Total Asset Value;
(g)    a maximum Payout Ratio of ninety five percent (95%) commencing as of the quarter ending March 31, 2018;
(h)    A minimum Pool DSCR of no less than1.35 to 1.0; and
(i)    A maximum Pool Leverage Ratio of no greater than sixty percent (60%).
SECTION 5.03    Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender written notice of the following promptly after it becomes aware of same (unless specific time is set forth below):
(a)    the occurrence of any Default;
(b)    within five (5) Business Days after the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Credit Party or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    within five (5) Business Days after the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000.00;
(d)    any change in Borrower’s Debt Rating, a certificate stating that Borrower’s Debt Rating has changed and the new Debt Rating that is in effect; and
(e)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.04    Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.01.
SECTION 5.05    Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a

Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.06    Maintenance of Properties; Insurance.
(a)    The Borrower will, and will cause each of its Subsidiaries or tenants, as applicable, to, (i) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (ii) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as required pursuant to Section 3.13.
(b)    The Borrower and each Credit Party will pay and discharge all taxes, assessments, maintenance charges, permit fees, impact fees, development fees, capital repair charges, utility reservations and standby fees and all other similar impositions of every kind and character charged, levied, assessed or imposed against any interest in any of the Pool Property owned by it, as they become payable and before they become delinquent. The Borrower shall furnish receipts evidencing proof of such payment to the Administrative Agent promptly after payment and before delinquency.
SECTION 5.07    Books and Records; Inspection Rights.
(a)    The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities.
(b)    The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice and subject to rights of tenants, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
SECTION 5.08    Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.09    Use of Proceeds. The proceeds of the Loans will be used for acquisition, acquisition fees and expenses, development and enhancement of Real Property, debt refinancing, capital and tenant improvements and working capital. No part of the proceeds of any Loan will be used, whether directly or indirectly, for financing, funding or completing the hostile acquisition of publicly traded Persons or for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.

SECTION 5.10    Fiscal Year. Borrower shall maintain as its fiscal year the twelve (12) month period ending on December 31 of each year.
SECTION 5.11    Environmental Matters.
(a)    Borrower shall comply and shall cause each of its Subsidiaries and each Real Property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect, except to the extent noncompliance could not reasonably be expected to have a Material Adverse Effect.
(b)    If the Administrative Agent or the Required Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law related to any Real Property owned or leased by Borrower or any of its Subsidiaries, or Real Property adjacent to such Real Property, which could reasonably be expected to have a Material Adverse Effect, then Borrower agrees, upon request from the Administrative Agent (which request may be delivered at the option of Administrative Agent or at the direction of Required Lenders), to provide the Administrative Agent, at the Borrower’s expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or the Required Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and the Required Lenders that any Credit Party or Real Property owned or leased by them is in material compliance with all applicable Environmental Laws.
(c)    Borrower shall, and shall cause each of its Subsidiaries to, take such Remedial Action or other action as required by Environmental Law or any Governmental Authority.
(d)    If the Borrower or any Credit Party fails to timely take, or to diligently and expeditiously proceed to complete in a timely fashion, any action described in this Section, the Administrative Agent may, after notice to the Borrower, with the consent of the Required Lenders, make advances or payments toward the performance or satisfaction of the same, but shall in no event be under any obligation to do so. All sums so advanced or paid by the Administrative Agent (including reasonable counsel and consultant and investigation and laboratory fees and expenses, and fines or other penalty payments) and all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, will become due and payable from the Borrower ten (10) Business Days after demand, and shall bear interest at the rate for past due interest provided in Section 2.12(c) from the date any such sums are so advanced or paid by the Administrative Agent until the date any such sums are repaid by the Borrower. Promptly upon request, the Borrower (or the subject Credit Party) will execute and deliver such instruments as the Administrative Agent may deem reasonably necessary to permit the Administrative Agent to take any such action, and as the Administrative Agent may require to secure all sums so advanced or paid by the Administrative Agent. If a Lien is filed against the Pool Property by any Governmental Authority resulting from the need to expend or the actual expending of monies arising from an action or omission, whether intentional or unintentional, of the Borrower or any Subsidiary Guarantor or for which the Borrower any Subsidiary Guarantor is responsible, resulting in the Releasing of any Hazardous Material into the waters or onto land located within or without the State where the Pool Property is located, then the Borrower will, within thirty (30) days from the date that the Borrower or any Subsidiary Guarantor is first given notice that such Lien has been placed against the Pool Property (or within such shorter period of time as may be specified by the Administrative Agent if such Governmental Authority has commenced steps to cause the Pool Property to be sold pursuant to such Lien), either (i) pay the claim and remove the Lien, or (ii) furnish a cash deposit, bond or such other security with respect thereto as is satisfactory in all respects to the Administrative Agent and is sufficient to effect a complete discharge of such Lien on the Pool Property.
SECTION 5.12    Pool Property Covenants The Pool Properties shall at all times satisfy the following:
(a)    There shall be no less than (i) four (4) Pool Properties at any time after September 12, 2015 through July 12, 2016 (ii) eight (8) Pool Properties at any time after July 12, 2016, through December 12, 2016, and (iii) fifteen (15) Pool Properties at any time after December 12, 2016;
(b)    No greater than (i) during the one (1) year period following December 12, 2015, thirty-five percent (35%) of aggregate Pool Value, and (ii) during the one (1) year period following December 12, 2016, fifteen percent (15%) of aggregate Pool Value, may be contributed by any single Pool Property;
(c)    No greater than (i) during the one (1) year period following December 12, 2015, thirty-five percent (35%) of aggregate Pool Value, and (ii) during the one (1) year period following December 12, 2016, fifteen percent (15%) of aggregate Pool Value, may be contributed by any single tenant;
(d)    No greater than fifteen percent (15%) of aggregate Pool Value may be contributed by Pool Properties subject to ground leases;
(e)    No greater than twenty percent (20%) of aggregate Pool Value may be contributed by Pool Properties which are Assets under Development;
(f)    Minimum aggregate occupancy (including tenants in-place and paying rent) of' all Pool Properties shall be no less than ninety percent (90%); and
(g)    Other customary limitations as may be reasonably determined by Administrative Agent from time to time upon further due diligence of the Pool Properties.
The failure of the Borrower to comply with any of the limitations set forth in Sections 5.12(b), (c), (d) or (e) shall not result in an Event of Default hereunder, but rather the amount (in each instance) in excess of the subject limitation shall be excluded when calculating the Borrowing Base Availability. The failure of the Borrower to comply with Sections 5.12 (f), or (g) shall constitute an Event of Default unless the Borrower is able to remove or deliver additional Pool Properties as provided in

Section 5.13 below, as applicable, within thirty (30) Business Days of such occurrence and such action results in the Borrower being in compliance with the subject covenant.
SECTION 5.13    Pool Properties.Removal of Individual Property as a Pool Property. From time to time during the term of this Agreement following (i) Borrower’s written request (“Release Request”) and (ii) satisfaction of the Release Conditions, the Administrative Agent shall, in each case to the extent applicable, release the subject Subsidiary Guarantor(s) which has no other ownership interest in any of the remaining Pool Properties, from further payment and performance of the Loans; provided, however, any such release by the Administrative Agent shall not be deemed to terminate or release such Pool Property Owner from any obligation or liability under any Loan Document which specifically by its terms survives the said release or the payment in full of the Obligations. The “Release Conditions” are the following:
(i)    Borrowing Base Compliance. The Borrower has delivered a Borrowing Base Certificate reflecting that, after giving effect to the release of the Pool Property, the total Credit Exposure will be less than or equal to the Maximum Loan Available Amount.
(ii)    No Default Upon Release. No Default shall exist under this Agreement or the other Loan Documents after giving effect to the release of the Pool Property, except for any Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.
(iii)    No Default Prior to Release. No Event of Default shall exist under this Agreement or the other Loan Documents at the time of the Release Request or after giving effect to the release of the Pool Property, including, without limitation, under Section 5.12 hereof, except for any Event of Default which is cured or remedied by the removal of such Individual Property from being a Pool Property.
(iv)    Payment of Fees. The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other reasonable costs and expenses incurred by Administrative Agent in connection with the release.
Any failure of any removal and release requested by the Borrower to meet all of the Release Conditions shall be deemed a rejection of the proposed Release Request and, subject to the other terms and conditions hereof as to whether any Individual Property is a Pool Property, such Pool Property shall remain a Pool Property hereunder.
Provided that no Default or Event of Default has occurred and is continuing, upon the release of a Pool Property as set forth above, Administrative Agent will release from the liens and security interests of the Loan Documents the Pledged Membership Interest of the owner of such Pool Property pledged hereunder, provided any amounts due under Section 2.10 arising from such release are paid in accordance with the terms thereof.

(b)    Additional Pool Property. From time to time during the term of this Agreement following the Borrower’s written request (“Additional Borrowing Base Request”), the Administrative Agent shall accept one or more Individual Properties as Pool Properties upon the satisfaction of the following conditions, in a manner reasonably acceptable to the Administrative Agent:
(i)    The Borrower shall have obtained Preliminary Approval for the addition of such Individual Property.
(ii)    The Borrower (or applicable Credit Party) shall have satisfied all of requirements set forth in the definition of Pool Property as to such Individual Property.
(iii)    The Borrower shall have delivered to the Administrative Agent a Borrowing Base Certificate and Compliance Certificate evidencing compliance with Section 5.02 and Section 5.12 after giving effect to such addition.
(iv)    The Borrower shall have delivered to the Administrative Agent a certification that the Property is free of any material environmental, structural, architectural, mechanical or title defects and otherwise meets all the requirements of a Pool Property.
(v)    The owner of the Pool Property must have joined in, and assumed all obligations of a “Subsidiary Guarantor” under the Loan Documents, all in form and substance satisfactory to the Administrative Agent, including, without limitation, (a) entering into a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Administrative Agent, and (b) such owner delivering such organizational documents, directors’ or comparable resolutions, secretary’s, incumbency and like certificates, opinions of counsel and other documents as required by the Administrative Agent in connection with such joinder provided the same are consistent with the terms of this Agreement.
(vi)    Prior to the occurrence of a Security Interest Termination Event, the Borrower (and any other applicable Subsidiary) shall have entered into a Pledge Agreement in form and substance satisfactory to Administrative Agent with respect to the Borrower’s 100% ownership interests in the owner of the Pool Property and such other collateral documents and certificates with respect to the ownership interests in connection with such joinder as required by and in form and substance satisfactory to Administrative Agent.
(vii)    Borrower shall have delivered such information about the Pool Property including, without limitation, (a) descriptive information on the Real Property, leasing status, tenant leases, operating statements, and rent rolls, and (b) prior to the Security Interest Termination Event, an Environmental Assessment, property condition assessment, probable maximum loss studies (for properties in a seismic zone), and a flood determination, and (c) such other due diligence information as the Administrative Agent may reasonably require for such Pool Property
(viii)    The Borrower shall pay or reimburse the Administrative Agent for all reasonable legal fees and expenses and other costs and expenses incurred by Administrative Agent in connection with the additional Pool Property.
(ix)    The Administrative Agent shall give the Borrower prompt written notice of its determination with respect to the admission or rejection of any Individual Property as a Pool Property. To the extent that an Individual Property does not meet the requirements to qualify as a Pool Property, as defined, the Borrower may nevertheless request that such Individual Property be included as a Pool Property and the Required Lenders may, in their sole and absolute discretion, agree to the acceptance of such Individual Property as an additional Pool Property.
SECTION 5.14    Further Assurances. At any time upon the request of the Administrative Agent, Borrower will (or will cause each Credit Party to), promptly and at its expense, execute, acknowledge and deliver such further documents and perform such other acts and things as the Administrative Agent may reasonably request to evidence the Loans made hereunder and interest thereon in accordance with the terms of this Agreement.
SECTION 5.15    Parent Covenants. The Parent will:
(a)    own, directly or indirectly, free and clear of any Liens, all of the general partner interests in the OP and, once acquired, will not sell or transfer any limited partner interests in the OP (provided other limited partners may sell or transfer their respective limited partner interests in the OP, subject to compliance with Section 9.14 below);
(b)    cause the OP to own, directly or indirectly, free and clear of any Liens, all of the ownership interests in each Subsidiary Guarantor;
(c)    maintain management and Control of the OP and each Subsidiary Guarantor;
(d)    conduct substantially all of its operations through the OP and one or more of the OP’s Subsidiaries; and
(e)    comply with all Legal Requirements to maintain, and, after its initial election, will at all times elect, qualify as and maintain, its status as a real estate investment trust under Section 856(c)(i) of the Code.
SECTION 5.16    ECP. The Borrower and initial Guarantor (subject to the provisions of Section 26 of the Guaranty) will be is a Qualified ECP Party prior to entering into any Hedging Obligation. Notwithstanding the foregoing, no Subsidiary Guarantor shall be deemed a Guarantor of any Hedging Obligation to the extent the providing of such guaranty would violate applicable eligible contract participant rules or any other applicable law or regulation, provided the foregoing shall not affect any other obligations of such Subsidiary Guarantor as a guarantor hereunder, including, without limitation, the obligations under Section 26 of the Guaranty.
SECTION 5.17    Ownership Interests. The Borrower shall at all times own 100% of the direct and indirect ownership interests in entities that are Subsidiary Guarantors that are not subject to a Lien (other than in favor of the Administrative Agent, on behalf of the Lenders) in any manner and that, prior to a Security Interest Termination Event, are Collateral subject to a Pledge Agreement.
SECTION 5.18    Security Interest Termination.So long as no Default or Event of Default shall have occurred and be continuing, upon Borrower’s written request following the occurrence of a Security Interest Termination Event, Administrative Agent shall release the Pledged Membership Interests from the lien of the Pledge Agreement and terminate the Pledge Agreements, the Financing Statements and the other documents and agreements pursuant to which the Pledged Membership Interests were made Collateral for the Loan. Notwithstanding the foregoing, the Guaranty executed by each Subsidiary Guarantor will not be released as a result of the occurrence of the Security Interest Termination Event, and simultaneous with the occurrence of the Security Interest Termination Event, any Subsidiary which is not a Subsidiary Guarantor which has incurred or thereafter incurs any Unsecured Debt (whether directly or pursuant to a guaranty) shall become a Guarantor hereunder within, as applicable, ten (10) Business Days of the occurrence of the Security Interest Termination Event or the incurring of such Unsecured Debt.
ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
SECTION 6.01    Liens. The Borrower will not create, incur, assume or permit to exist any Lien on any Pool Property or any direct or indirect Equity Interest in any Subsidiary Guarantor owned by the Borrower or the Parent or hereafter acquired by such Persons, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except Permitted Encumbrances.
SECTION 6.02    Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to:
(a)    merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of the assets of the Borrower or all or substantially all of the stock of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into, or consolidate with, Borrower in a transaction in which

Borrower is the surviving entity, (ii) any Person not a Credit Party may merge into, or consolidate with, any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (iii) any Subsidiary not a Credit Party may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary, (iv) any Subsidiary not a Credit Party may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, (v) any Subsidiary which is a Credit Party may merge into (or consolidate with) or liquidate or dissolve into, any other Subsidiary which is a Credit Party, and (vi) any Subsidiary which is a Credit Party may sell, transfer, lease or otherwise dispose of its assets to Borrower or to any other Subsidiary which is a Credit Party; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.03.
(b)    sell, transfer, lease or otherwise dispose of any of its assets to a Person other than pursuant to clause (a) above if the Value of the assets disposed of in any twelve (12) month period exceeds fifteen percent (15%) of Total Asset Value of the Borrower, unless not less than ten (10) Business Days prior to any such disposition Borrower delivers to Administrative Agent a Compliance Certificate and Borrowing Base Certificate evidencing compliance with all terms and conditions set forth therein.
(c)    enter into any merger which will result in an increase in Total Asset Value by twenty five percent (25%) or more or in which Borrower or Guarantor will not be the surviving entity, without the prior approval of the Required Lenders in their sole discretion, and provided that the Lenders have received all “know your customer” and other information as the Lenders may reasonably request with respect to such merger.
(d)    engage to any material extent in any business other than the ownership, development, operation and management of office, industrial, warehouse, distribution or educational properties (or mixed uses thereof) and businesses reasonably related thereto, except as allowed by Section 6.03, without the prior written consent of the Lenders.
SECTION 6.03    Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any capital stock, evidences of indebtedness (subject to Section 6.09 below) or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
(a)    Permitted Investments;
(b)    Real Property operated as office and industrial properties or such other uses as may be approved in writing by the Administrative Agent;

(c)    undeveloped land, so long as the aggregate Value of such land does not exceed five percent (5%) of Total Asset Value, after giving effect to such investments;
(d)    Pre-leased Assets Under Development, so long as the aggregate Value thereof does not exceed twenty percent (20%) of the Total Asset Value after giving effect to such investments; and
(e)    investments in Unconsolidated Affiliates so long as the aggregate amount of such investments described in this clause (e) does not exceed ten percent (10%) of the Total Asset Value after giving effect to such investments;
(f)    investments in mortgage notes receivable not exceeding 5% of Total Asset Value after giving effect to such investments;
(g)    mergers, consolidations and other transactions permitted under Section 6.02, so long as same do not cause the Borrower to be in violation of any provision of this Section 6.03.
Provided (i) the aggregate total value of Investments described in subsections (c) through (f) will not exceed twenty-five percent (25%) of Total Asset Value on a consolidated basis, and (ii) any violation of the foregoing limitations shall not constitute an Event of Default but shall result in the exclusion of the excess value of any Investment in excess of any of the foregoing limitations from the calculation of Total Asset Value.
SECTION 6.04    Hedging Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities.
SECTION 6.05    Restricted Payments. The Parent will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, during any calendar month, any Restricted Payment, except that any of the following Restricted Payments are permitted: (a) Restricted Payments by the Parent required to comply with Section 5.15(e), (b) provided no Default or Event of Default is then in existence, Restricted Payments made by the Borrower and/or Parent to its respective equity holders, including in connection with the existing redemption and dividend reinvestment plans, not to exceed (as applicable) the Payout Ratio set forth in Section 5.02(g), and (c) Restricted Payments declared and paid ratably by Subsidiaries to Borrower and/or Parent with respect to their capital stock or equity interest.
Notwithstanding the foregoing, provided no Event of Default is in existence, the amount of Restricted Payments may be increased as long as the Payout Ratio does not exceed ninety five percent (95%) for the applicable period.
SECTION 6.06    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm's-length basis from unrelated third parties (with in independent MAI appraisal delivered by a qualified third party appraiser being conclusive to establish compliance with this requirement), (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate and (c) any Restricted Payment permitted by Section 6.05.
SECTION 6.07    Parent Negative Covenants. The Parent will not (a) own any Property other than the ownership interests of Borrower and other assets with no more than $10,000,000.00 in value; (b) give or allow any Lien on the ownership interests of Borrower; (c) create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, contingently or otherwise, or become or remain liable with respect to any Indebtedness if the aggregate of such Indebtedness would violate Section 5.02 or (d) engage to any material extent in any business other than the ownership, development, operation and management of office, industrial, warehouse, distribution or educational (or mixed uses thereof) properties leased to third parties under triple net or absolute leases.
SECTION 6.08    Restrictive Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower or any Subsidiary Guarantor to create, incur or permit to exist any Lien upon any Pool Property or the Equity Interests in the Borrower or such Subsidiary Guarantor, or (b) the ability of any Subsidiary Guarantor to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary Guarantor or to Guarantee Indebtedness of the Borrower or any other Subsidiary Guarantor; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or as otherwise approved by the Administrative Agent, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary Guarantor pending such sale, provided such restrictions and conditions apply only to the Subsidiary Guarantor that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness or Liens permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.
SECTION 6.09    Indebtedness. Neither any Guarantor nor the Borrower shall, without the prior written consent of the Required Lenders, create, incur, assume, guarantee or be or remain liable, contingently or otherwise with respect to any Indebtedness on a recourse basis, except: (a) Indebtedness under this Agreement; (b) Indebtedness of the Borrower or the Parent incurred in connection with the construction, renovation or expansion of Real Property, which Indebtedness is approved by the Administrative Agent, such approval not to be unreasonably withheld; (c) Indebtedness of the Parent in an aggregate amount outstanding at any one time not to exceed ten percent (10%) of the Total Asset Value; (d) Indebtedness under any Hedging Obligations, (e) Indebtedness of the Parent whose recourse is solely for so-called “bad-boy” acts, including without limitation, (i) failure to account for a tenant’s security deposits, if any, for rent or any other payment collected by a borrower from a tenant under the lease, all in accordance with the provisions of any applicable loan documents, (ii) fraud or a material misrepresentation made by the Borrower or any Guarantor, or the holders of beneficial or ownership interests in the Borrower or any Guarantor, in connection with the financing evidenced by the applicable loan documents; (iii) any attempt by Borrower or any Guarantor to divert or otherwise cause to be diverted any amounts payable to the applicable lender in accordance with the applicable loan documents; (iv) the misappropriation or misapplication of any insurance proceeds or condemnation awards relating to the Real Property; (v) voluntary or involuntary bankruptcy by Borrower or any Guarantor; (vi) any environmental matter(s) affecting any Real Property which is introduced or caused by Borrower or any Guarantor or any holder of a beneficial or ownership interest in Borrower or any Guarantor; and (vii) waste; (f) Indebtedness for trade payables and operating expenses incurred in the ordinary course of business; and (g) Unsecured Debt (which is not secured by a lien on any Equity Interests in the Borrower or any Subsidiary Guarantor) provided (i) the Borrower remains in compliance with covenants set forth in Section 5.02 after giving effect to such Unsecured Debt, and (ii) no such Indebtedness shall be incurred by a Subsidiary Guarantor prior to the Security Interest Termination Event. Nothing contained herein shall be deemed to prohibit or prevent a Subsidiary of the Parent or of Griffin Capital Essential Asset Operating Partnership II, L.P. which is not a Subsidiary Guarantor from assuming or incurring any Indebtedness in connection with any investment allowed under Section 6.03 above.
SECTION 6.10    Management Fees. At any time that any Default or Event of Default exists under this Agreement or any other Loan Document, then in any of such event(s), no Credit Party may pay any management, property, asset or similar fees to any other Credit Party or to any Subsidiary or Affiliate, including, without limitation, to Griffin Capital Essential Asset Property Management II, LLC and/or Griffin Capital Essential Asset Advisor II, LLC. All such parties shall execute subordination agreements in form and substance acceptable to the Administrative Agent with respect to such fees.
SECTION 6.11    Leases.
(a)    Prior to the occurrence of Security Interest Termination Event, without the prior written consent in each instance of Administrative Agent (if such lease is for rentable space greater than 50,000 square feet and equal to or less than 150,000 square feet) and Majority Lenders (if such lease is for rentable space in excess of 150,000 square feet): (i) no lease of the rentable space at any Pool Property equal to or in excess of 50,000 square feet (a “Major Lease”) shall be terminated, and (ii) no existing Major Lease shall be modified or amended, and no new Major Lease shall be entered into. Administrative Agent and each of the Lenders shall be provided with a full and complete copy of each proposed Major Lease and any amendment or modification thereof. Any lease, or modification or amendment of lease, which has been so approved by Administrative Agent and the Majority Lenders, as applicable, and any lease, or modification or amendment of lease which does not require Administrative Agent's approval, shall be an "Approved Lease".
(b)    Any request by Borrower for an approval with respect to leasing matters shall be accompanied, at a minimum, by the following: (i) the proposed lease or amendment or modification thereof complete with all applicable schedules and exhibits; (ii) a complete copy of any proposed guaranty; (iii) if available, comprehensive financial information with respect to the proposed tenant, sub-tenant or assignee and, if applicable, the proposed guarantor (as to new leases or amendments or modifications to existing leases involving material economic changes, and as to proposed sub-lets or assignments); (iv) a brief written summary of the proposed permitted uses and a discussion of how such uses relate to other tenancies then existing at the Property; (v) an executive summary of the terms and conditions of the proposed lease, sub-lease or assignment, and, if applicable, the proposed guaranty; and (vi) an executive summary of the facts and conditions relating to any proposed termination of lease.
(c)    The Administrative Agent and the Majority Lenders shall act on requests from Borrower for any approval under Section 6.11(a) in a commercially reasonable manner and shall use commercially reasonable efforts to respond to any such request within five (5) Business Days following Administrative Agent's or Lenders' receipt thereof. Administrative Agent's response may consist of an approval or disapproval of the request, or a conditional approval thereof subject to specified conditions, or a request for further data or information, or any combination thereof. In order to expedite the processing of requests for such approvals, Borrower agrees to provide Administrative Agent and each of the Lenders with as much advance information as is possible in a commercially reasonable manner in advance of Borrower's formal request for an approval.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a)    the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise; provided further that, until such time as the Security Interest Termination Event shall occur, with the exception of the payment due on Maturity Date, the Borrower shall have an additional cure period of five (5) Business Days provided that the Borrower shall not be entitled to receive more than two (2) such extended cure periods in the aggregate in each 365 day period;
(b)    any Credit Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under any Loan Documents, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of over three Business Days (such three Business Day period commencing after written notice from the Administrative Agent as to any such fee); provided further that, until such time as the Security Interest Termination Event shall occur, the Borrower shall have an additional cure period of five (5) Business Days provided that the Borrower shall not be entitled to receive more than two (2) such extended cure periods in the aggregate in each 365 day period;

(c)    any representation or warranty made or deemed made by or on behalf of any Credit Party in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any amendment or modification hereof or waiver hereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Borrower or any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in Article V or VI other than Sections 5.04, 5.05, 5.06, 5.07(a), 5.08, and 5.11;
(e)    any Credit Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not cureable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent;
(f)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (in each instance, other than by the Lender(s) (i) liquidation, reorganization or other relief in respect of any Credit Party or any Subsidiary of the Borrower or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Credit Party or any Subsidiary of the Borrower or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(g)    any Credit Party or any Subsidiary of the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (f) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(h)    any Credit Party or any Subsidiary of the Borrower shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(i)    one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 shall be rendered against any Credit Party, any Subsidiary of the

Borrower or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of such Person to enforce any such judgment;
(j)    an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and its Subsidiaries in an aggregate amount exceeding $10,000,000;
(k)    the Guaranty of the Loan by any Guarantor shall for any reason terminate or cease to be in full force and effect, other than as provided for in Section 5.13 of this Agreement;
(l)    any Credit Party shall default under any Material Contract and such default shall continue unremedied for a period of over 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender) and if such default is not cureable within thirty (30) days and the Credit Party is diligently pursuing cure of same, the cure period may be extended for 30 days (for a total of 60 days after the original notice from the Administrative Agent) upon written request from the Borrower to the Administrative Agent, provided further such cure period shall terminate in the event any such Material Contract shall be terminated as a result of such default;
(m)    any Credit Party shall (or shall attempt to) disavow, revoke or terminate any Loan Document to which it is a party or shall otherwise challenge or contest in any action, suit or proceeding in any court or before any Governmental Authority the validity or enforceability of any Loan Document;
(n)    any provision of any Loan Document with respect to the Collateral shall for any reason cease to be valid and binding on, enforceable against, any Credit Party resulting in a Material Adverse Effect, or any lien created under any Loan Document ceases to be a valid and perfected first priority lien in any of the Collateral purported to be covered thereby, provided that during the period prior to the Security Interest Termination Event, the foregoing shall not constitute a Default if due to any action of or omission to act of the Administrative Agent or any Lender;
(o)    a Change in Control shall occur; or
(p)    the Borrower, Guarantor or any Subsidiary thereof defaults under (a) any recourse Indebtedness prior to the occurrence of the Security Interest Termination Event, (b) after the occurrence of the Security Interest Termination Event, any recourse Indebtedness in an aggregate amount equal to or greater than $25,000,000 at any time, or (c) any non-recourse Indebtedness in an aggregate amount equal to or greater than $75,000,000 at any time, provided that prior to the occurrence of the Security Interest Termination Event, the Borrower shall have a thirty (30) day period after written notice thereof from the

Administrative Agent to the Borrower to cure any such default, provided further that such cure period shall terminate if any such Indebtedness shall be accelerated.
then, and in every such event (other than an event described in clause (g) or (h) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take some or all of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) exercise any other rights or remedies provided under this Agreement or any other Loan Document, or any other right or remedy available by law or equity; and in case of any event described in clause (g) or (h) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto. In the event of conflicting instructions or notices given to the Borrower by the Administrative Agent and any Lender, the Borrower is hereby directed and shall rely conclusively on the instruction or notice given by the Administrative Agent.
The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the

Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Credit Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default (other than a payment Default) unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent agrees that, in fulfilling its duties hereunder, it will use the same standard of care it utilizes in servicing loans for its own account.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in good faith in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower, and may be removed by the Required Lenders in the event of the Administrative Agent’s gross negligence or willful misconduct. Upon any such resignation or removal, the Required Lenders shall have the right, with the approval of Borrower (provided no Default has occurred and is continuing), which approval shall not be unreasonably withheld, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation or is removed, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a Lender, or a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent for its own behalf shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent's resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent. The Administrative Agent shall cooperate with any successor Administrative Agent in fulfilling its duties hereunder.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder. Administrative Agent agrees to provide the Lenders with copies of all material documents and certificates received by the Administrative Agent from Borrower in connection with the Loans.
ARTICLE IX
Miscellaneous
SECTION 9.01    Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to the Borrower, to the Borrower in care of Griffin Capital Essential Asset REIT II, Inc. at Griffin Capital Plaza, 1520 Grand Avenue, El Segundo, California 90245, Attention: Joseph E. Miller (Telephone No. (310) 469-6100 and Telecopy No. (310) 606-5910)); copy to: Mary Higgins, Griffin Capital, 790 Estate Drive, Deerfield, Illinois 60015 (Telephone No. (847) 267-1180 and Telecopy No. (847) 267-1237).
(b)    if to the Administrative Agent, to KeyBank, National Association, 225 Franklin Street, Boston, Massachusetts, Attention: Christopher T. Neil, (Telephone No. (617) 385-6202 and Telecopy No. (617) 385-6293); and

(c)    if to the Issuing Bank, to it at KeyBank, National Association, 225 Franklin Street, Boston, Massachusetts, Attention: Christopher T. Neil, (Telephone No. (617) 385-6202 and Telecopy No. (617) 385-6293); and
(d)    if to the Swingline Lender, to it at KeyBank, National Association, 225 Franklin Street, Boston, Massachusetts, Attention: Christopher T. Neil, (Telephone No. (617) 385-6202 and Telecopy No. (617) 385-6293); and
(e)    if to any other Lender, to it at its address (or telecopy number) set forth on the signature pages of this Agreement, or as provided to Borrower in writing by the Administrative Agent or the Lender.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified in this Section and the appropriate confirmation is received (or if such day is not a Business Day, on the next Business Day); (ii) if given by mail (return receipt requested), on the earlier of receipt or three (3) Business Days after such communication is deposited in the mail with first class postage prepaid, addressed as aforesaid; or (iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received.
Documents and notices required to be delivered to the Lenders pursuant to this Agreement may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are posted on Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent). Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents. Notwithstanding the foregoing, no document shall be deemed to have been electronically delivered to the Administrative Agent or to any Lender unless such Internet or intranet website is set up to automatically deliver notice of postings thereon to the email address(es) that the Administrative Agent or such Lender may specify.
Borrower hereby acknowledges that (a) Administrative Agent will make available to the Lenders and Issuing Bank materials and/or information provided by or on behalf of Borrower and the other Credit Parties hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Parent, Borrower or their Affiliates, or the respective Equity Interests of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ Equity Interests. Parent and Borrower hereby agree that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Parent and Borrower shall be deemed to have authorized Administrative Agent, Lead Arrangers, Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Parent and Borrower or their Equity Interests for purposes of United States Federal and state securities laws (provided that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information. Furthermore, each Public Lender agrees to cause at least one (1) individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its Equity Interests for purposes of United States Federal or state securities laws.
THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to Borrower, any Lender, Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages) resulting therefrom. Similarly, each Lender acknowledges that the Credit Parties do not control the posting to, or operation of, the Platform. Accordingly, the obligation of any Credit Parties under this Article are solely to identify and properly mark materials as “PUBLIC” where applicable.
SECTION 9.02    Waivers; Amendments.
(a)    No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified, nor may any Event of Default be waived except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase or reduce (except in accordance with Section 2.08(b)) the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the definition of “Required Lenders”, “Majority Lenders”, or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vi) release any Credit Party from its obligations under the Loan Documents or, release of any Collateral, except as specifically provided for herein, without the written consent of each Lender, (vii) subordinate the Loans or any Collateral without the written consent of each Lender, (viii) waive or modify any conditions of extending the Loans set forth in Section 2.20 without the written consent of each Lender affected thereby, (ix) consent to the Collateral securing any other Indebtedness without the written consent of each Lender, or (x) extend the expiry date of any Letter of Credit beyond the Maturity Date without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
(c)    Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender; and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.
(d)    Notwithstanding any provision of this Agreement to the contrary none of the Lenders or the Borrower will be required to execute assumption or amendment documents to add a Person as a Subsidiary Guarantor. If Real Property assets are added to the Pool Properties in accordance with this Agreement and the Pool Property Owner (and/or any other Subsidiary required to become a Subsidiary Guarantor pursuant to the definition thereof) is not already a Subsidiary Guarantor, then (i) such Pool Property Owner and/or other Subsidiary shall be added as a Subsidiary Guarantor as required by Section 5.13 pursuant to a Joinder Agreement in the form attached hereto as Exhibit F executed by such owner and delivered to the Administrative Agent, and (ii) prior to the occurrence of a Security Interest Termination Event, the ownership interests in such Pool Property Owner shall be pledged by Borrower as required by Section 5.13.
SECTION 9.03    Expenses; Indemnity; Damage Waiver.
(a)    The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any waivers, workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
(b)    The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses resulted from the gross negligence or willful misconduct of such Indemnitee as determined by a court of law in a final non-appealable judgment, or the failure of the Indemnitee to make advances pursuant to its Commitment in breach of its obligations hereunder.
(c)    To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, such Lender's Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such.
(d)    To the extent permitted by applicable law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
(e)    All amounts due under this Section shall be payable not later than ten days after written demand therefor.
SECTION 9.04    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than to a natural Person, any Credit Party or any Affiliate or Subsidiary of any Credit Party) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Borrower, provided that (i) no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if a Default has occurred and is continuing, any other assignee, and (ii) such consent shall be deemed granted unless Borrower objects within five (5) Business Days of a receipt of written notice of the proposed assignment;
(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund; and
(C) the Issuing Bank.
Provided, no consent of the Borrower, Administrative Agent or the Issuing Bank shall be required in connection with any assignment to an entity acquiring, or merging with, a Lender.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000.00 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if a Default has occurred and is continuing and such consent shall not be unreasonably withheld;
(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.00; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
For the purposes of this Section 9.04(b), the term “Approved Fund” has the following meaning:
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee's completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender's rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (d) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that, except in the case of a Participant asserting any right of set-off pursuant to Section 9.08., no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(d)    A Participant shall not be entitled to receive any greater payment under Section 2.14 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.16(e) as though it were a Lender.

(e)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 9.05    Survival. All covenants, agreements, representations and warranties made by the Borrower and each other Credit Party herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15, 2.16 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
SECTION 9.06    Counterparts; Integration; Effectiveness; Joint and Several.
(a)    This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
(b)    This Agreement and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
(c)    Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
(d)    Each Person constituting the general partner of Borrower shall be bound jointly and severally with one another to make, keep, observe and perform the representations, warranties, covenants, agreements, obligations and liabilities imposed by this Agreement and the other Loan Documents upon the “Borrower.”

(e)    The Borrower agrees that it shall never be entitled to be subrogated to any of the Administrative Agent’s or any Lender’s rights against any Credit Party or other Person or any collateral or offset rights held by the Administrative Agent or the Lenders for payment of the Loans until the full and final payment of the Loans and all other obligations incurred under the Loan Documents and final termination of the Lenders’ obligations, if any, to make further advances under this Agreement or to provide any other financial accommodations to any Credit Party.
SECTION 9.07    Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 9.08    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized, upon the prior consent of the Administrative Agent or the Required Lenders, at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits of Borrower (general or special, time or demand, provisional or final, but excluding any funds held by the Borrower on behalf of tenants or other third parties) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 9.09    Governing Law; Jurisdiction; Consent to Service of Process.
(a)    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Notwithstanding the foregoing choice of law, provisions of Federal law and the law of such other jurisdiction(s) shall apply in defining the terms Hazardous Materials, Environmental Laws and Legal Requirements applicable to the Property as such terms are used in this Loan Agreement and the other Loan Documents.
(b)    The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the state and federal courts in Boston, Massachusetts and in New York, New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.
(c)    The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 9.10    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 9.11    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
SECTION 9.12    Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (g) with the consent of the Borrower, (h)

to any Person in connection with any Hedging Agreement, or (i) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from any Credit Party relating to the Credit Party or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from any Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 9.13    Interest Rate Limitation. If at any time there exists a maximum rate of interest which may be contracted for, charged, taken, received or reserved by the Lenders in accordance with applicable law (the “Maximum Rate”), then notwithstanding anything herein to the contrary, at any time the interest applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed such Maximum Rate, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been paid in respect of such Loan but were not payable as result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lenders in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by the Lenders. If, for any reason whatsoever, the Charges paid or received on the Loans produces a rate which exceeds the Maximum Rate, the Lenders shall credit against the principal of the Loans (or, if such indebtedness shall have been paid in full, shall refund to the payor of such Charges) such portion of said Charges as shall be necessary to cause the interest paid on the Loans to produce a rate equal to the Maximum Rate. All sums paid or agreed to be paid to the holders of the Loans for the use, forbearance or detention of the Loans shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Agreement, so that the interest rate is uniform throughout the full term of this Agreement. The provisions of this Section shall control all agreements, whether now or hereafter existing and whether written or oral, between the parties hereto. Without notice to the Borrower or any other person or entity, the Maximum Rate, if any, shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
SECTION 9.14    USA PATRIOT Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and each other Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender to identify each Credit Party in accordance with the Act.

SECTION 9.15    Fiduciary Duty/No Conflicts.
The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting hereunder solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto in its capacity as a Lender.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GRIFFIN CAPITAL ESSENTIAL ASSET OPERATING PARTNERSHIP II, L.P., a Delaware limited partnership

By:	GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., a Maryland corporation, its General Partner

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

The Parent joins in the execution of this Agreement to evidence its agreement to the provisions of Sections 5.01, 5.15, 6.05 and 6.07 of this Agreement.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC., a Maryland corporation

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

KEYBANK, NATIONAL ASSOCIATION, individually and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Christopher T. Neil
Name:	Christopher T. Neil
Title:	Vice President

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Rita Lai
Name:	Rita Lai
Title:	Authorized Officer

Address:
JPMorgan Chase Bank, N.A.
201 N. Central Ave., Floor 14
Phoenix, AZ 85004
Telecopy No.: (602) 221-1814

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

CAPITAL ONE, N.A.

By:	/s/ Frederick H. Denecke
Name:	Frederick H. Denecke
Title:	Senior Vice President

Address:
Capital One, N.A.
1680 Capital One Drive, 10th Floor
McLean, VA 22102
Telecopy No.: (703) 720-2023

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Matthew Rodgers
Name:	Matthew Rodgers
Title:	Vice President

Address:
Fifth Third Bank
2029 Century Park East, Suite 1010
Los Angeles, CA 90067
Telecopy No.: (310) 734-5154

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

SUNTRUST BANK

By:	/s/ Michael L. Kauffman
Name:	Michael L. Kauffman
Title:	Senior Vice President

Address:
SunTrust Bank
8330 Boone Blvd.
Vienna, VA 22182
Telecopy No.: (703) 448-4972

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Kevin A. Stacker
Name:	Kevin A. Stacker
Title:	Senior Vice President

Address:
Wells Fargo Bank
1800 Century Park East, Suite 1200
Los Angeles, CA 90067
Telecopy No.: (310) 789-3733

[Signature Page to Credit Agreement]

Signature page to Credit Agreement with Griffin Capital Essential Asset Operating Partnership II, L.P.

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name:	Dennis Kwan
Title:	Vice President

Address:
Bank of America, N.A.
315 Montgomery Street, 6th Floor
CA5-704-06-37
San Francisco, CA 94104
Telecopy No.: (415) 913-2356

[Signature Page to Credit Agreement]

SCHEDULE 2.01

Name	Commitment	Applicable Percentage
KEYBANK, NATIONAL ASSOCIATION	$42,500,000.00	%17.00
JPMORGAN CHASE BANK, N.A.	$42,500,000.00	%17.00
CAPITAL ONE, N.A.	$35,000,000.00	%14.00
FIFTH THIRD BANK	$35,000,000.00	%14.00
SUNTRUST BANK	$35,000,000.00	%14.00
WELLS FARGO BANK, NATIONAL ASSOCIATION	$35,000,000.00	%14.00
BANK OF AMERICA, N.A.	$25,000,000.00	%10.00
TOTAL	$250,000,000.00	%100.00

Schedule 2.01 - 1